                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------


                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported):
                                 August 29, 1997


                              BANC ONE CORPORATION
               (Exact Name of Registrant as Specified in Charter)


                                      Ohio
                 (State or Other Jurisdiction of Incorporation)


         1-8552                                           31-0738296
(Commission File Number)                       (IRS Employer Identification No.)


                   100 East Broad Street, Columbus, Ohio 43271
               (Address of Principal Executive Offices)(Zip Code)


       Registrant's telephone number, including area code: (614) 248-5944


                                       N/A
          (Former Name or Former Address, If Changed Since Last Report)

ITEM 5. OTHER EVENTS.

         As previously reported by BANC ONE CORPORATION ("BANC ONE") on its Current Report on Form 8-K filed July 14, 1997 (as amended by Form 8-K/A filed August 13, 1997), on June 27, 1997, subject to the terms and conditions of the Agreement and Plan of Merger (the "Merger Agreement") dated as of January 19, 1997 and amended as of April 23, 1997, between First USA, Inc., a Delaware corporation ("FUSA") and BANC ONE, First USA was merged with and into BANC ONE, with BANC ONE as the surviving corporation (the "Merger"). In accordance with the Merger Agreement, each share of the common stock, par value $0.01 per share, of FUSA outstanding immediately prior to the effective time of the Merger (the "Effective Time") was at the Effective Time converted into the right to receive
1.1659 shares of the common stock, no par value, of BANC ONE. The Merger was accounted for as a "pooling of interests" under generally accepted accounting principles.

         The following supplemental consolidated financial statements of BANC ONE restating BANC ONE's historical consolidated financial statements as of and for the three years ended December 31, 1996 to reflect the Merger are incorporated herein by reference to Exhibit 99.1 filed herewith:

         1. Management's Discussion and Analysis.
         2. Consolidated Balance Sheet as of December 31, 1996 and 1995.
         3. Consolidated Statement of Income for the three years ended December 31, 1996.
         4. Consolidated Statement of Changes in Stockholders' Equity for the three years ended December 31, 1996.
         5. Consolidated Statement of Cash Flows for the three years ended December 31, 1996.
         6. Notes to the Consolidated Financial Statements.

         The report of Coopers & Lybrand L.L.P., independent accountants, on the supplemental consolidated financial statements of BANC ONE as of December 31, 1996 and 1995 and for the three years ended December 31, 1996 is filed herewith as part of Exhibit 99.1 and the related consent is filed herewith as Exhibit 23. Both the opinion and the consent are incorporated herein by reference.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a) Financial Statements of Businesses Acquired.

             Not applicable.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    BANC ONE CORPORATION
                                    (Registrant)


Date: August 29, 1997               By: /s/ Bobby L. Doxey
                                       ---------------------------
                                       Bobby L. Doxey
                                       Senior Vice President

         (b) Pro Forma Financial Information.

             Not applicable.

         (c) Exhibits.

             Exhibit 11 Statement Regarding Computation of Earnings Per Common Share.

             Exhibit 12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

             Exhibit 23    Consent of Coopers & Lybrand L.L.P.

             Exhibit 27    Financial Data Schedules.

             Exhibit 99.1 Supplemental Consolidated Financial Statements of BANC ONE CORPORATION and Report of Coopers & Lybrand L.L.P.

                                                                    EXHIBIT 99.1
I. INTRODUCTION

This discussion should be read in conjunction with the consolidated financial statements, notes and tables included elsewhere in this report. "The Corporation" is defined as parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. Management's discussion and analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties which may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from BANC ONE's actual results see BANC ONE's Annual Report on Form 10-K for the year ended December 31, 1996.

On June 27, 1997, BANC ONE completed its acquisition of First USA, Inc. (First
USA). The acquisition was accounted for as a pooling of interests and, accordingly, the information included in this report presents the combined results of BANC ONE and First USA as if the two companies had operated as a combined entity for all periods presented.

ACQUISITIONS

First USA, Inc. - First USA was acquired in a tax-free exchange of stock, whereby the Corporation exchanged 1.1659 shares of its common stock for each outstanding share of First USA common stock. First USA, a financial service company specializing in the credit card business, had $24.6 billion in managed credit card receivables and 17.8 million cardholders at June 27, 1997 compared to $22.2 billion in managed credit card receivables and 15.9 million card holders at December 31, 1996. First USA had total assets of $10.9 billion and $10.3 billion at June 27, 1997 and December 31, 1996, respectively, and stockholders' equity of $1.2 billion at both June 27, 1997 and December 31, 1996, respectively. First USA has traditionally produced high growth in earnings. However, management estimates that this transaction will be dilutive to BANC ONE's earnings per common share in 1997, neutral in 1998 and accretive to earnings per common share thereafter.

Liberty Bancorp, Inc. - On June 1, 1997, the Corporation completed its acquisition of Liberty Bancorp, Inc. (Liberty), a multi-bank holding company headquartered in Oklahoma City, Oklahoma. Liberty had approximately $2.9 billion in assets at December 31, 1996, and 29 banking offices primarily in Oklahoma City and Tulsa. Under the terms of the agreement, the Corporation issued 1.175 shares of its common stock (11.9 million shares in total) for each outstanding share of Liberty common stock. The transaction was accounted for using the purchase method of accounting.

Premier Bancorp, Inc.--BANC ONE's financial position and results of operations for periods prior to 1996 have not been restated to include Banc One Louisiana Corporation (BOLC), formerly known as Premier Bancorp, Inc., which was acquired on January 2, 1996, as this acquisition was accounted for using the purchase method of accounting. The acquisition of BOLC significantly impacts performance comparisons between 1996 and prior periods. Throughout the following discussion, the impact of BOLC will be addressed.

RESTRUCTURING CHARGES AND MERGER RELATED COSTS

In connection with the merger of First USA and other strategic initiatives, BANC ONE identified and recorded in the second quarter of 1997 one-time restructuring charges and merger related costs of $467.4 million ($328.8 million after-tax), of which $337.3 million was recorded as a restructuring charge and $130.1 million was recorded as additional provision for credit losses.

The restructuring charge associated with the First USA merger totaled $240.9 million and consisted of: employee benefits, severance and stock option vesting costs; professional services costs; premiums to redeem preferred stock; asset related write-downs and other merger related costs.

The remaining $96.4 million charge related to costs associated with the strategic initiatives to streamline the retail branch delivery structure by consolidating approximately 200 banking center over the next 18 months and the termination of the development of the Strategic Banking System, a retail banking system.

The $130.1 million additional provision for credit losses primarily reflects the reclassification of $2.0 billion of credit card loans previously classified as held for sale to the loan and lease portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts, as well as an additional provision to align the credit card charge-off policies of BANC ONE and First USA.

In 1995, BANC ONE launched a series of strategic initiatives collectively referred to as Project One. These efforts are designed to enhance the effectiveness and efficiency of certain operations by, among other things, decreasing the number of legal entities, combining operations and systems and centralizing many staff and line functions. During 1996, BANC ONE incurred Project One expenses of $150 million. Project One initiatives resulted in higher expense levels during the first half of 1997.

II OVERVIEW OF OPERATIONS

Net income for 1996 was a record $1.7 billion, or $2.78 per common share, up 15.8% and 14.4%, respectively, from $1.4 billion, or $2.43 per common share in 1995. This reflected a 20.9% increase in net interest income and a 21.2% increase in non-interest income, partially offset by a 17.0% increase in non-interest expense and a higher provision for credit losses.

Contributing to the 1996 increase in income was a 12.0% increase in average earning assets, which is a reflection of strong loan growth. The higher provision for credit losses reflected both loan growth and higher levels of net charge-offs, particularly in credit card and consumer loans. Key performance measures continued to be strong during 1996.

FIVE YEAR PERFORMANCE SUMMARY

$(millions, except for per share data)                 1996           1995          1994           1993          1992
-----------------------------------------------------------------------------------------------------------------------
Net income                                           $1,673         $1,445        $1,188         $1,272          $949
Total revenue                                        12,099         10,363         8,761          8,194         8,188
Net income per common share                            2.78           2.43          1.99           2.25          1.72
Cash dividends declared per common
   share (as originally reported)                     $1.36          $1.24         $1.13           $.97          $.81
Return on average assets                               1.59%          1.54%         1.28%          1.53%         1.19%
Return on average common equity                       17.83          17.26         14.73          18.17         15.27
Return on average total equity                        17.56          16.95         14.50          17.77         14.89
Average common equity to average
   assets                                              8.85           8.81          8.56           8.31          7.65
Average total equity to average assets                 9.08%          9.07%         8.83%          8.62%         8.00%
At year end:

Total assets                                       $112,154        $97,889       $95,283        $89,497       $84,065
Long-term borrowings                                 $6,828         $4,331        $2,939         $2,292        $1,869

III NET INTEREST INCOME

Net interest income, on a fully taxable equivalent basis (FTE), was $5.2 billion in 1996, up $871 million, or 20.1% from the prior year reflecting an increase in average earning assets and net interest margin. For 1996, average earning assets totaled $95.4 billion, up $10.2 billion or 12.0% from 1995. This increase primarily reflected a $5.0 billion average positive impact from the BOLC acquisition complemented by strong underlying loan growth, as average securities and other earning assets increased only slightly.

Average loans and leases, excluding loans held for sale, totaled $75.1 billion, a $8.4 billion or 12.6% increase over 1995 levels. Excluding the impact of the BOLC acquisition, average loans increased $5.0 billion or 7.5%. Contributing to this increase was a $2.4 billion increase in credit card loans, and a $1.3 billion increase in commercial loans and leases. These increases are net of loan sales and securitizations.

Average investment securities totaled $19.1 billion in 1996, up $2.2 billion, or 13.1% from 1995, primarily attributable to the acquisition of BOLC. The lack of growth in investment securities reflected a decision to reduce the amount of lower yielding securities, primarily through maturity run-off and to use the proceeds to fund higher yielding loans. This strategy improved the overall earning asset yield and net interest margin given the investment securities' typically lower yield as compared to loans.

Earning asset growth is funded by traditional bank funding sources, primarily retail deposits, securitizations and the issuance of short and long-term debt. During 1996, average total deposits increased $4.3 billion or 6.4% to $72.4 billion, primarily due to the inclusion of BOLC. Average short-term borrowed funds in 1996 totaled $15.4 billion, up $3.8 billion from the prior year. Average long-term borrowed funds totaled $5.1 billion, up $1.4 billion from 1995.

It is management's practice to analyze its financial performance on a "managed" portfolio basis, in addition to analyzing information as reported under generally accepted accounting principles. The income effect of securitizing loans results in removing these loans from the balance sheet and recording a gain based upon the present value of net interest income and fees less estimated credit losses and servicing fees on the securitized loans.

The managed credit card statistics provided in the following table, include loans sold in credit card securitization transactions and the Company's on balance sheet portfolio. For the "Managed" information, the Company's consolidated statements of income and balance sheets are adjusted to eliminate the effect of securitizing credit card loans. "As reported" information is derived from consolidated financial statements which have been prepared in conformity with generally accepted accounting principles and includes loans held for sale. Accordingly, the following table depicts the Company's key financial data as a result of securitizing credit card loans.

                                                           Year Ended                      Year Ended
                                                        December 31, 1996              December 31, 1995
                                                 -------------------------------   --------------------------
                                                   As Reported        Managed      As Reported       Managed
-------------------------------------------------------------------------------------------------------------
$(millions)
INCOME STATEMENT STATISTICS:
Net interest income - fully taxable equivalent       $  5,202        $  7,029        $  4,331        $  5,550
Provision for credit losses                               943           1,952             526             993
Non-interest income:
   Credit card servicing income                         1,059               0           1,066               0
   Other loan servicing income                             25              25              21              21
   Interchange and processing income                      281             507             261             478
   Other                                                1,998           1,998           1,427           1,427
                                                     --------        --------        --------        --------
      Total non-interest income                         3,363           2,530           2,775           1,926
Non-interest expense                                    5,062           5,051           4,327           4,333
Taxable equivalent adjustment                              63              63              79              79
                                                     --------        --------        --------        --------
Income before tax (1)                                $  2,497        $  2,493        $  2,174        $  2,071
                                                     ========        ========        ========        ========


CREDIT CARD STATISTICS:
Average credit card loans                            $ 12,471        $ 31,332        $ 10,058        $ 22,949
End of period credit card loans                        14,424          34,838          11,258          28,560
Credit card delinquencies over 30 days as a
   percentage of ending credit card balances             4.84%           5.22%           3.91%           3.80%
Net credit card charge offs as a percentage of
   average credit card balances                          4.48%           5.00%           3.04%           3.37%

BALANCE SHEET AND OTHER STATISTICS:
Total loans                                          $ 80,864        $103,434        $ 68,921        $ 87,356
Earning asset yield                                      9.23%          10.31%           9.00%           9.91%
Cost of interest bearing liabilities                     4.57            4.87            4.76            5.03
Net interest margin                                      5.45            7.16            5.08            6.51


(1) The difference in income before tax on a reported and managed basis reflects the effect of the gain recognized on excess servicing when credit card loans are securitized and the subsequent amortization of this asset in future periods.

In 1996, off-balance sheet investment products decreased interest income by $49 million and decreased deposit and other borrowing costs by $3 million. This compares with a reduction in 1995 interest income of $145 million and increased deposit and other borrowing costs of $60 million. Off-balance sheet investment product impact on net interest income reflects the cost or benefit of the use of these products to manage interest rate risk. The dollar amounts stated above are not an indication of the effectiveness of the use of these instruments as the on balance sheet instruments hedged move in the opposite direction. The cost or benefit from hedging transactions is significantly impacted by customer preferences, the historical interest rate environment in which the instruments were acquired and current market rates.

FIVE YEAR SUMMARY -- AVERAGE BALANCES, INCOME AND
EXPENSE, YIELDS AND RATES(1,4)

                                                        1996                                          1995
                                              -----------------------------            --------------------------------------
                                                Average         Income /       Yield /     Average         Income /    Yield/
$(thousands)                                    Balances        Expense         Rate       Balances        Expense      Rate
-----------------------------------------------------------------------------------------------------------------------------
Assets:
Short-term investments                        $     662,262   $      36,771    5.55%   $   1,188,518   $      75,588    6.36%
Loans held for sale                                 549,370          39,544    7.20          418,540          32,925    7.87
SECURITIES: (3)
  Taxable                                        17,378,663       1,128,362    6.49       14,899,874         974,541    6.54
  Tax-exempt                                      1,694,224         139,391    8.23        1,964,544         171,626    8.74
                                                  ---------         -------                ---------         -------
TOTAL SECURITIES                                 19,072,887       1,267,753    6.65       16,864,418       1,146,167    6.80
LOANS AND LEASES: (2)
Commercial, financial and agricultural           19,368,875       1,600,332    8.26       17,439,240       1,426,070    8.18
Real estate:
  Commercial                                      6,162,566         553,122    8.98        5,589,638         501,614    8.97
  Construction                                    3,214,428         316,406    9.84        2,441,833         250,116   10.24
  Residential                                    11,898,026       1,104,160    9.28       11,491,299       1,011,832    8.81
Consumer, net                                    19,943,499       1,881,053    9.43       18,209,617       1,710,328    9.39
Credit card                                      12,471,309       1,849,694   14.83       10,057,688       1,405,578   13.98
Leases, net                                       2,025,861         150,547    7.43        1,479,726         107,143    7.24
                                                  ---------         -------                ---------         -------

TOTAL LOANS AND LEASES                           75,084,564       7,455,314    9.93       66,709,041       6,412,681    9.61
                                                 ----------       ---------               ----------       ---------

Total earning assets                             95,369,083       8,799,382    9.23       85,180,517       7,667,361    9.00
ALLOWANCE FOR CREDIT LOSSES                      (1,103,377)                                (966,734)
Other assets                                     10,678,556                                9,751,175
                                                 ----------                                ---------
TOTAL ASSETS                                  $ 104,944,262                            $  93,964,958
                                              =============                            =============

LIABILITIES:
DEPOSITS:
Non-interest bearing demand                   $  14,203,145                            $  13,137,978
Interest bearing demand                           2,391,466          42,883    1.79        8,263,124         175,734    2.13
Savings and money market                         29,008,134         963,311    3.32       20,095,413         746,564    3.72
Time deposits:
  CDs less than $100,000                         18,928,796       1,053,236    5.56       19,181,386       1,089,761    5.68
  CDs $100,000 and over:
    Domestic                                      5,432,193         270,762    4.98        5,855,409         326,715    5.58
    Foreign                                       2,428,889         130,033    5.35        1,531,360          87,582    5.72
                                                  ---------         -------                ---------          ------

TOTAL DEPOSITS                                   72,392,623       2,460,225    3.40       68,064,670       2,426,356    3.56

BORROWED FUNDS
  Short-term                                     15,372,420         803,390    5.23       11,566,327         657,955    5.69
  Long-term                                       5,083,394         333,987    6.57        3,663,272         252,443    6.89
                                                 ----------       ---------               ----------         -------

Total borrowed funds                             20,455,814       1,137,377    5.56       15,229,599         910,398    5.98
                                                 ----------       ---------               ----------         -------
TOTAL INTEREST BEARING LIABILITIES               78,645,292       3,597,602    4.57       70,156,291       3,336,754    4.76
Other liabilities                                 2,569,850                                2,146,725
                                                  ---------                                ---------

TOTAL LIABILITIES                                95,418,287                               85,440,994
Preferred stock                                     236,102                                  249,913
Common stockholders' equity                       9,289,873                                8,274,051
                                                  ---------                                ---------

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY    $ 104,944,262                            $  93,964,958
                                              =============                            =============

NET INTEREST INCOME                                               5,201,780    5.45                        4,330,607    5.08
Provision for credit losses                                        (942,714)   (.98)                        (526,138)   (.62)
                                                                   --------    ----                         --------    ----

NET FUNDS FUNCTION                                            $   4,259,066    4.47%                   $   3,804,469    4.47%
                                                              =============    ====                    =============    ====


(1) Income amounts are presented on a fully taxable equivalent basis (FTE), which is defined as income on earning assets that is subject to either a reduced rate or zero rate of income tax, adjusted to give effect to the appropriate incremental federal income tax rate and adjusted for non-deductible carrying costs, where applicable. Where appropriate, yield calculations include these adjustments. The federal statutory tax rate was 35% for 1996, 1995, 1994 and 1993 and 34% for 1992.

(2) Non-accrual loans are included in loan balances. Interest income includes related fee income.

(3) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value which are included in other assets.

(4)      All average balances are calculated on the basis of daily averages.

                                                                                                                  Compound Annual
                1994                                  1993                               1992                    Growth 1991-1996
----------------------------------     --------------------------------     --------------------------------    -------------------
  Average       Income/     Yield/      Average       Income/    Yield/      Average       Income/    Yield/    Average    Income/
  Balances      Expense     Rate        Balances      Expense    Rate        Balances      Expense    Rate      Balance    Expense
------------------------------------------------------------------------------------------------------------    -------------------
$ 1,353,781   $   63,296    4.68%    $ 1,771,185   $   60,393    3.41%    $ 3,354,370   $  132,480    3.95%     (27.92)%   (29.12)%
    562,168       40,822    7.26         839,611       58,128    6.92         427,462       33,684    7.88       26.29      20.42

 17,323,493      949,495    5.48      15,521,842      878,256    5.66      15,371,187    1,058,785    6.89        9.24       3.79
  2,331,794      202,042    8.66       2,042,759      194,441    9.52       2,065,168      216,009   10.46       (6.02)    (11.41)
-----------   ----------             -----------   ----------             -----------   ----------
 19,655,287    1,151,537    5.86      17,564,601    1,072,697    6.11      17,436,355    1,274,794    7.31        7.19       1.23

 15,533,301    1,174,391    7.56      14,598,413    1,176,101    8.06      15,545,313    1,267,719    8.15        5.49       2.24

  5,228,036      442,323    8.46       4,728,069      404,625    8.56       4,337,654      393,168    9.06       10.98       8.63
  1,960,218      184,118    9.39       1,625,081      138,124    8.50       1,569,215      132,386    8.44       12.26      13.68
 10,335,934      871,283    8.43       9,579,529      871,444    9.10       8,896,087      851,766    9.57       12.31       9.34
 18,768,362    1,614,093    8.60      15,657,193    1,479,106    9.45      13,201,395    1,414,312   10.71       15.35      10.01
  9,804,094    1,367,342   13.95       7,297,439    1,150,433   15.76       6,198,294    1,061,098   17.12       21.83      16.82
  1,174,142       88,549    7.54       1,020,028       83,882    8.22         991,395       87,740    8.85       17.19       8.94
-----------   ----------             -----------   ----------             -----------   ----------

 62,804,087    5,742,099    9.14      54,505,752    5,303,715    9.73      50,739,353    5,208,189   10.26       12.17       9.26
-----------   ----------             -----------   ----------             -----------   ----------

 84,375,323    6,997,754    8.29      74,681,149    6,494,933    8.70      71,957,540    6,649,147    9.24        9.88       7.19
 (1,024,377)                          (1,017,730)                          (1,001,207)                            6.13
  9,441,436                            9,382,596                            8,670,185                             7.38
-----------                          -----------                          -----------

$92,792,382                          $83,046,015                          $79,626,518                             9.65
===========                          ===========                          ===========


$13,551,945                          $12,814,476                          $11,665,109                            11.02
  9,277,460      168,959    1.82       8,757,283      141,064    1.61       8,145,956      183,521    2.25      (15.78)    (29.02)
 20,011,114      551,567    2.76      19,385,667      501,974    2.59      18,261,233      604,514    3.31       15.71       6.58

 17,718,121      753,590    4.25      17,826,413      676,142    3.79      19,968,163      993,774    4.98         .55      (3.64)

  6,668,240      303,385    4.55       5,854,385      247,479    4.23       5,760,855      285,213    4.95       (1.60)     (7.59)
  1,298,988       55,683    4.29         694,585       23,509    3.38         560,578       22,348    3.99       41.83      39.41
-----------   ----------             -----------   ----------             -----------   ----------

 68,525,868    1,833,184    2.68      65,332,809    1,590,168    2.43      64,361,894    2,089,370    3.25        6.52      (1.35)

 11,596,801      479,643    4.14       7,027,418      214,376    3.05       5,970,219      211,177    3.54       23.09      20.79
  2,825,282      185,956    6.58       2,000,478      130,247    6.51       1,584,600      127,651    8.06       28.55      19.06
-----------   ----------             -----------   ----------             -----------   ----------

 14,422,083      665,599    4.62       9,027,896      344,623    3.82       7,554,819      338,828    4.48       24.32      20.27
-----------   ----------             -----------   ----------             -----------   ----------
 69,396,006    2,498,783    3.60      61,546,229    1,934,791    3.14      60,251,604    2,428,198    4.03        8.94       3.12
  1,649,925                            1,528,295                            1,338,020                            18.46
-----------                          -----------                          -----------

 84,597,876                           75,889,000                           73,254,733                             9.44
    249,946                              253,385                              282,308                             1.07
  7,944,562                            6,903,631                            6,089,477                            12.25
-----------                          -----------                          -----------

$92,792,384                          $83,046,016                          $79,626,518                             9.65%
===========                          ===========                          ===========

               4,498,971    5.33                    4,560,142    6.11                    4,220,949    5.87                  10.66
                (292,222)   (.34)                    (449,694)   (.61)                    (694,969)   (.97)                  7.22
              ----------   -----                   ----------   -----                   ----------   -----

              $4,206,749    4.99%                  $4,110,448    5.50%                  $3,525,980    4.90%                 11.51%
              ==========   =====                   ==========   =====                   ==========   =====

RATE - VOLUME ANALYSIS (1,2)

                                                     1996-95                                 1995-94
                                    ---------------------------------------   ----------------------------------------
                                      Change in                                 Change in
                                      Income/        Rate          Volume       Income /       Rate        Volume
$(thousands)                          Expense        Effect        Effect       Expense        Effect      Effect
----------------------------------------------------------------------------------------------------------------------
Earning assets:
Short-term investments              $   (38,817)  $    (8,650)  $   (30,167)  $    12,292   $    20,723   $    (8,431)
Loans held for sale                       6,619        (2,985)        9,604        (7,897)        3,188       (11,085)
Securities: (5)
 Taxable                                153,821        (7,172)      160,993        25,046       168,666      (143,620)
 Tax exempt                             (32,235)       (9,586)      (22,649)      (30,416)        1,655       (32,071)
                                    -----------   -----------   -----------   -----------   -----------   -----------
 Total securities                       121,586       (16,758)      138,344        (5,370)      170,321      (175,691)
Loans and leases: (3) (4)
 Commercial, financial and
   agricultural                         174,262        14,969       159,293       251,679       100,519       151,160
 Real estate:
   Commercial                            51,508            85        51,423        59,291        27,708        31,583
   Construction                          66,290       (10,098)       76,388        65,998        17,769        48,229
   Residential                           92,328        55,749        36,579       140,549        40,053       100,496
   Consumer, net                        170,725         7,216       163,509        96,235       145,369       (49,134)
 Credit Card                            444,116        90,342       353,774        38,236         2,801        35,435
 Leases, net                             43,404         2,889        40,515        18,594        (3,655)       22,249
                                    -----------   -----------   -----------   -----------   -----------   -----------
TOTAL LOANS AND LEASES                1,042,633       161,152       881,481       670,582       330,564       340,018
TOTAL EARNING ASSETS                  1,132,021       132,759       999,262       669,607       524,796       144,811
Interest bearing liabilities:
 Interest bearing demand               (132,851)      (24,021)     (108,830)        6,775        26,471       (19,696)
 Savings and money market               216,747       (86,014)      302,761       194,997       192,664         2,333
Time deposits:
 CD's less than $100,00                 (36,525)      (22,290)      (14,235)      336,171       269,810        66,361
 CD's $100,000 and over:
   Domestic                             (55,953)      (33,355)      (22,597)       23,330        63,242       (39,912)
   Foreign                               42,451        (5,922)       48,373        31,899        20,777        11,122
                                    -----------   -----------   -----------   -----------   -----------   -----------
 Total deposits                          33,869      (171,602)      205,472       593,172       572,964        20,208
Borrowed funds:
 Short-term                             145,435       (56,964)      202,399       178,312       179,576        (1,264)
 Long-term                               81,544       (12,249)       93,793        66,487         9,094        57,393
                                    -----------   -----------   -----------   -----------   -----------   -----------
 Total borrowed funds                   226,979       (69,213)      296,192       244,799       188,670        56,129
                                    -----------   -----------   -----------   -----------   -----------   -----------
TOTAL INTEREST BEARING LIABILITIES      260,848      (240,815)      501,664       837,971       761,634        76,337
                                    -----------   -----------   -----------   -----------   -----------   -----------
NET INTEREST INCOME                 $   871,173   $   373,574   $   497,598   $  (168,364)  $  (236,838)  $    68,474
                                    ===========   ===========   ===========   ===========   ===========   ===========

(1) Fully taxable equivalent basis using the federal statutory rate of 35% for all years presented.

(2) The change not solely due to volume or rate has been prorated into rate and volume components.

(3) Interest income on loans and leases includes $224 million, $154 million and $191 million of credit card fees in 1996, 1995 and 1994, respectively. Other fees included in interest income are not material.

(4) Non-accrual loans and related income are included in their respective loan categories.

(5) Average securities balances are based on amortized historical cost, excluding SFAS 115 adjustments to fair value, which are included in other assets.

IV  NON-INTEREST INCOME AND NON-INTEREST EXPENSE

NON-INTEREST INCOME

                                                                                     Increase
$(MILLIONS)                                                1996          1995        (Decrease)
-----------------------------------------------------------------------------------------------
Investment management and advisory activities            $   279       $   239        $    40
Service charges on deposit accounts                          654           545            109
Loan processing and servicing income:
 Mortgage banking                                             89            78             11
 Interchange and merchant processing fees                    281           261             20
 Credit card servicing income                              1,059         1,066             (7)
 Other loan servicing income                                  25            21              4
                                                         -------       -------        -------

Total loan processing and servicing income                 1,454         1,426             28

Other income:
 Insurance                                                   118            85             33
 Securities activities                                        71            51             20
 Investment banking                                           39            31              8
 Gain on sale of assets                                      257            49            208
 Other                                                       474           351            123
                                                         -------       -------        -------

Total other income                                           959           567            392
                                                         -------       -------        -------

Non-interest income before securities transactions         3,346         2,777            569
Securities gain (losses), net                                 17            (2)            19
                                                         -------       -------        -------

TOTAL NON-INTEREST INCOME                                $ 3,363       $ 2,775        $   588
                                                         =======       =======        =======

Non-interest income in 1996 totaled $3.4 billion, an increase of $588 million, or 21.2% from 1995. Excluding the impact of the BOLC acquisition, non-interest income increased $491 million, or 17.7%. The $97 million increase related to BOLC includes $54 million in service charges on deposit accounts, $16 million in other-other non-interest income and $11 million in investment management and advisory activities. The following discussion of individual non-interest income categories excludes the impact of BOLC.

Investment management and advisory activities income for 1996 increased $29 million, or 12.1%, primarily reflecting an increase in investment management fees resulting from continued growth in funds under management and an increase in fees per account. Funds under management at year-end 1996 were $40 billion, up 12.8% from December 31, 1995.

Service charges on deposit accounts increased $55 million or 10.1% in 1996 primarily reflecting a $36 million increase in fees on overdrafts, personal savings and checking accounts, as well as an overall increase in demand deposit account volume.

The increase in credit card and merchant processing fees was due to increased credit card payment processing volume which is partially offset by a reclassification of income due to a joint venture arrangement entered into with a third party in 1996. Through this arrangement, merchant processing fees of $49 million and salary and other expense of $27 million were included in net earnings from the joint venture and classified as other income. The decrease in credit card servicing income compared with 1995 is due to both the reduction in the excess yield on securitizations as a result of a $542 million increase in net charge offs and a decrease in securitization gains of $100 million, mostly offset by higher volumes of serviced loans.

Insurance income and income from securities activities increased $28 million and $18 million, respectively, reflecting higher commissions related to increased sales volumes resulting from 1996 national sales programs.

Gains on sale of assets increased $109 million in 1996 primarily reflecting a gain of $107 million from the December 1996 sale of a portion of an investment in a subsidiary. As a result of this sale, ownership in this subsidiary was reduced from 77% to 57%. In December 1996, BANC ONE sold $734 million, or approximately 61%, of an affinity credit card portfolio, with servicing released, which resulted in a pretax gain of $97 million which was offset by a reduced gains in 1996 on the sale of other credit card loans.

The 1996 increase in other income was primarily due to the recognition of a $52 million increase in the fair value of the venture capital portfolio in 1996.

NON-INTEREST EXPENSE

                                                                   Increase
$(MILLIONS)                               1996          1995      (Decrease)
--------------------------------------------------------------------------------
Salaries and related costs                $2,205       $1,876       $  329
Net occupancy expense, exclusive of          192          175           17
depreciation
Equipment expense                            125          111           14
Taxes other than income and payroll           90           91           (1)
Depreciation and amortization                448          367           81
Outside services and processing              674          528          146
Marketing and development                    446          425           21
Communication and transportation             378          325           53
Other                                        504          429           75
                                          ------       ------       ------
Total non-interest expense                $5,062       $4,327       $  735
                                          ======       ======       ======

Non-interest expense in 1996 totaled $5.1 billion, up $735 million or 17.0% from the prior year. As mentioned previously, the BOLC acquisition and the ongoing Project One expenses significantly impacted 1996 expense levels. BOLC added $227 million in non-interest expenses during 1996 of which $99 million were in salaries and related costs, $44 million in depreciation and amortization, $27 million in outside services and processing, $11 million in communication and transportation and $16 million in other non-interest expense. Project One expenses totaled $150 million primarily related to $56 million in salaries and related costs, $70 million in outside services and processing and $10 million in communication and transportation expense. The net benefits from this initiative are expected to begin to be realized in the second half of 1997. Excluding the $227 million in BOLC expenses and $150 million in Project One expenses, 1996 non-interest expense totaled $4.7 billion, up $358 million or 8.3% from the prior year. The following discussion of individual non-interest expense categories excludes both BOLC and Project One.

The increase in salaries and related costs was due primarily to increased staffing, increased bonuses and incentive pay resulting from the growth in securities and investment banking activities and credit card operations, as well as annual salary increases.

Depreciation and amortization increased $37 million, or 10.1% primarily due to the second quarter 1996 write-off of $12 million in software and goodwill related to a non-bank subsidiary.

The $49 million or 9.3% increase in outside services and processing expenses is primarily related to the increase in credit card accounts, transaction volumes and balances.

Marketing and development costs increased $21 million, or 4.9% as a result of the increase in credit card marketing and solicitations in 1996.

Communication and transportation expense increased $32 million, or 9.8% reflecting an increase in the number of employees in bank-related businesses and $6 million related to communication systems.

The $36 million decline in deposit insurance expense reflected lower deposit insurance premium rates, which provided a $70 million reduction in 1996 expense, offset in part by a one-time $34 million special assessment in 1996 on Savings Association Insurance Fund (SAIF) deposits.

Other non-interest expense increased approximately 17.5% primarily due to 1996 amounts related to: (1) $12 million in additional expenses related to servicing deposit accounts; (2) a $9 million interest charge due to settlement of an IRS audit; (3) a $5 million loss on the sale of a subsidiary; and, (4) a $4 million prepayment penalty related to the early extinguishment of long-term debt. These increases were partially offset by a $9 million decrease in litigation expenses. The comparison between 1996 and 1995 also includes reductions in 1995 expenses due to a $10 million benefit from the reversal of an interest charge as a result of a favorable IRS ruling.

Income Taxes

The provision for income taxes was 33.0% of pretax income for 1996 as compared with 33.5% for 1995. The decrease in the effective tax rate is a result of state tax strategies. In addition, the federal effective rate is lower due to the resolution of certain open issues with taxing authorities. A similar reduction in the effective tax rates is not expected to occur in 1997.

V  BALANCE SHEET ANALYSIS

Loans and Leases

Ending loans and leases, excluding loans held for sale, increased $11.0 billion, or 16.0%, from December 31, 1995 to December 31,1996. The increase reflected loan growth in substantially all categories as well as $3.3 billion related to BOLC. Loans held for sale at December 31, 1996 increased to $1.5 billion as compared to $.5 billion at December 31, 1995. This increase reflected $1 billion of credit card loans classified as held for sale in December, 1996. BANC ONE had $.5 billion of mortgage loans held for sale at both December 31, 1996 and 1995.

LOAN PORTFOLIO COMPOSITION

                                                                       December 31,
------------------------------------------------------------------------------------------------------------
$(millions)                                   1996           1995          1994         1993           1992
------------------------------------------------------------------------------------------------------------
Ending loans and leases:
Commercial, financial and agricultural       $20,232       $17,904       $16,619       $15,208       $15,086
Real estate:
 Commercial                                    6,429         5,668         5,571         4,886         4,746
 Construction                                  3,602         2,692         2,195         1,709         1,516
 Residential                                  13,917        10,756        10,918         9,958         9,559
Consumer, net                                 19,459        18,408        19,070        17,312        14,063
Credit card                                   13,424        11,258         9,772         8,922         6,946
Leases, net                                    2,327         1,732         1,339         1,107         1,000
                                             -------       -------       -------       -------       -------

TOTAL LOANS AND LEASES                       $79,390       $68,418       $65,484       $59,102       $52,916
                                             =======       =======       =======       =======       =======



Significant loan origination activity is not fully reflected in ending loan balances due to securitizations and sales of $9.1 billion and $12.8 billion in loans during 1996 and 1995, respectively. In addition, loans held for sale are excluded.

The following table depicts the maturities of certain loans at December 31, 1996. Demand loans having no stated maturity are classified as due within one year. Loans that have adjustable rates are shown in their maturity category by their scheduled principal repayment dates rather than the dates at which they are repriced. The repricing characteristics of certain of the loans included below have been synthetically altered by the use of off-balance sheet investment products; however, classifications below are based on the contractual terms of the loans.

                              Commercial,
                              Financial                  Real Estate,
                           and Agricultural             Construction
                        ---------------------       ----------------------
$(millions)             Fixed        Variable        Fixed       Variable
--------------------------------------------------------------------------
1997                    $ 1,532       $ 8,955       $   137       $ 1,913
1998 through 2001         2,162         5,483           182         1,212
After 2001                  719         1,381            66            92
                        -------       -------       -------       -------

                        $ 4,413       $15,819       $   385       $ 3,217
                        =======       =======       =======       =======

Credit Quality

The process for monitoring loan quality includes detailed, monthly analysis of delinquencies, nonperforming assets and potential problem loans. Management extensively monitors credit through appraisals, assessment of the financial condition of borrowers and avoidance of loan concentrations. In addition to these factors, historically-based migration methodologies are used to analyze the appropriate level of the allowance for credit losses for the loans and lease portfolio. Further, each portfolio is reviewed to determine if additional subjective reserves are necessary. This subjective review is systematic for each portfolio, with consideration given to the current trends in the portfolio, projection of future results, changes in underwriting of the product, and results of recent loan review or internal audit examinations. Management believes that its methodology of determining the allowance for credit losses and projection of future economic and business trends is reflected in the current level of the overall allowance.

As new markets are entered, a standardized loan-monitoring system and credit policies, including underwriting standards, are implemented immediately. Centralized management of problem assets with active programs for resolution and disposition of foreclosed properties, as well as implementation of internal loan monitoring systems at newly acquired affiliates, have aided in the reduction of the level of nonperforming assets. Excluding the impact of BOLC, non-accrual loans decreased $16 million from December 31, 1995. At year end 1996, other real estate owned (OREO) decreased $23 million from December 31, 1995.

The loan portfolio continued to reflect the policy of minimizing concentrations in any one industry. There was no significant loan concentration with any single borrower or area of the country. The commercial loan portfolio consists primarily of numerous small balance loans in diverse businesses located throughout the markets served. The largest concentration of lending was to real estate operators managers and developers and construction contractors which represented 9.70% and 9.06% of total loans and leases at December 31, 1996 and 1995, respectively. At year end 1996, credit card loans totaled $14.4 billion of on-books and $34.8 billion of managed receivables. Foreign loans totaled less than 1% of total loans at December 31, 1996 and 1995.

NONPERFORMING ASSETS AND PAST DUE LOANS

$(THOUSANDS)                                          1996            1995            1994            1993            1992
--------------------------------------------------------------------------------------------------------------------------
 Non-accrual loans                                $374,245        $349,084        $377,409        $482,331        $680,408
 Renegotiated loans                                  8,199           5,211           3,910           7,567          28,361
                                                  --------        --------        --------        --------        --------

Total nonperforming loans                          382,444         354,295         381,319         489,898         708,769
 Other Real Estate Owned (OREO)                     52,970          75,483          84,355         153,260         191,665
                                                  --------        --------        --------        --------        --------
Total nonperforming assets                        $435,414        $429,778        $465,674        $643,158        $900,434
                                                  ========        ========        ========        ========        ========

Nonperforming loans as a percent
 of total loans (1)                                    .47%            .51%            .58%            .81%           1.33%
Nonperforming loans as a percent
 of total loans and OREO (1)                           .54%            .62%            .71%           1.06%           1.68%
Allowance for credit losses as a percent of
   nonperforming loans                              313.17%         284.52%         252.59%         210.30%         141.68%
Allowance for credit losses as a percent of
   nonperforming assets                             275.07%         234.55%         206.84%         160.19%         111.52%
Loans delinquent 90 days or more
   and accruing interest                          $483,942        $300,620        $200,268        $234,610        $242,777
Loans delinquent 90 days or more
   and accruing interest to total loans (1)            .60%            .44%            .30%            .39%            .45%
Interest foregone on nonperforming
   loans (after tax) (2)                          $ 18,148        $ 27,540        $ 18,584        $ 26,727        $ 35,483

(1)      Includes loans held for sale.

(2) The amount of gross interest on nonperforming loans that would have been recorded during 1996 if the loans had been current throughout the year totaled $42 million. Of this amount, $14 million of interest was actually recorded on nonperforming loans during 1996.

Delinquency and net charge-off trends over time are a reflection of a number of factors including credit quality of the loan portfolio, average seasoning of the accounts, general economic conditions and the successful results of portfolio management techniques including collection strategies. The unfavorable conditions experienced during 1996 in the consumer portfolios, specifically the credit card portfolio, have been a result of increased competition for loans, the maturation of loans in the portfolios and a general increase in personal bankruptcy filings. These trends are expected to continue and the level of net charge-offs are anticipated to grow through the first half of 1997. To mitigate these trends, BANC ONE has tightened and refined the consumer credit underwriting criteria. In addition, BANC ONE's overall portfolio management strategy has included enhancing the collection efforts resulting in earlier contact with delinquent customers which has an impact on managing future delinquencies and net charge-offs. For the remaining non-consumer loan portfolio, management expects to experience a gradual increase in nonperforming assets, delinquencies and net charge-offs to more normal historical levels.

The following shows net charge-offs and delinquent loans by loan type:

                                                                                        Loans Delinquent 90
                                          Net Charge-offs (1) (4)                         days or More (2) (4)
                                                December 31,                                   December 31,
                                          -------------------------                     -----------------------
                                            1996           1995                           1996           1995
---------------------------------------------------------------------------------------------------------------
Wholesale (3)                                 .05%           .08%                           .18%           .16%
Real estate, residential                      .16            .07                            .24            .25
Consumer                                     1.12            .74                            .49            .34
Credit card                                  4.48           3.04                           2.06           1.52
Leases                                        .27            .53                            .07            .03
Total loans and leases                       1.08            .71                            .60            .44

(1)      Ratios presented are expressed as a percent of average balances.

(2) Ratios presented exclude nonperforming loans and are expressed as a percent of ending balances.

(3) Wholesale loans include commercial, financial, agricultural, commercial real estate and construction real estate loans.

(4)      Includes loans held for sale.


The increase in the net charge-off ratio for total loans and leases reflected deteriorating consumer credit quality, primarily in credit cards for the reasons noted above. Personal bankruptcies accounted for 44% of managed credit card net charge-offs in 1996, up from 41% in 1995. The net charge-off ratio for other consumer loans reflects the overall trend in consumer credit quality deterioration experienced by the financial services industry.

Allowance for Credit Losses

The allowance for credit losses at December 31, 1996 totaled $1.2 billion and represented 1.51% of total loans and leases outstanding at December 31, 1996 compared with $1.0 billion, or 1.47%, at December 31, 1995. To maintain an adequate level of allowance for credit losses and allow for loan growth and increased charge-offs, the loan loss provision continued to exceed net charge-offs. In 1996, the provision for credit losses totaled $943 million, $123 million higher than related net charge-offs. This compares with 1995 experience where the total provision for credit losses totaled $526 million, $49 million higher than related net charge-offs.

The allowance for credit losses as a percentage of ending loans and leases represents one measure of adequacy. The allowance for credit losses expressed as a percentage of nonperforming loans is another. On this basis, the December 31, 1996 allowance for credit losses represented 313% of nonperforming loans, up from 285% at December 31, 1995. It is management's view that the allowance for credit losses at year end 1996 was adequate and consistent with the composition of the portfolio and credit quality trends. Refer to the following two tables for more detail.

SUMMARY OF ALLOWANCE FOR CREDIT LOSSES AND SELECTED STATISTICS

$(THOUSANDS)                                             1996             1995             1994             1993             1992
---------------------------------------------------------------------------------------------------------------------------------
ALLOWANCES FOR CREDIT LOSSES, BEGINNING OF YEAR   $ 1,008,023      $   963,180      $ 1,030,254      $ 1,004,174      $   956,403
Charge-offs
 Commercial, financial and agriculture                (57,605)         (50,335)         (49,504)         (95,136)        (187,375)
 Real Estate                                          (35,875)         (36,016)         (29,373)         (64,956)         (97,098)
 Consumer                                            (340,880)        (218,763)        (176,045)        (167,096)        (219,552)
 Credit cards                                        (623,118)        (361,460)        (318,068)        (312,636)        (311,545)
 Leases                                                (8,518)         (11,334)          (5,737)         (11,878)         (15,007)
                                                  -----------      -----------      -----------      -----------      -----------
Total charge-offs                                  (1,065,996)        (677,908)        (578,727)        (651,702)        (830,577)
                                                  ===========      ===========      ===========      ===========      ===========
Recoveries of loans previously charged off
 Commercial financial and agriculture                  37,994           41,057           60,088           70,917           51,015
 Real Estate                                           22,494           16,696           19,806           13,454           12,424
 Consumer                                             118,363           83,580           80,662           77,252           68,995
 Credit cards                                          64,382           55,669           50,991           45,206           37,951
 Leases                                                 3,118            3,499            3,358            4,970            6,175
                                                  -----------      -----------      -----------      -----------      -----------
Total recoveries of loans previously charged off      246,351          200,501          214,905          211,799          176,560
                                                  -----------      -----------      -----------      -----------      -----------
Net charge-offs                                      (819,645)        (477,407)        (363,822)        (439,903)        (654,017)
Provision for credit losses                           942,714          526,138          292,222          449,694          694,969
Allowance for assets acquired/other                    66,587           (3,888)           4,526           16,289            6,819
                                                  -----------      -----------      -----------      -----------      -----------
ALLOWANCE FOR CREDIT LOSSES, END OF YEAR          $ 1,197,679      $ 1,008,023      $   963,180      $ 1,030,254      $ 1,004,174
                                                  ===========      ===========      ===========      ===========      ===========

ALLOWANCE AND LOSS RATIOS:
Net charge-offs to average total loans                   1.08%             .71%             .57%             .79%            1.28%
Ending allowance to ending loans                         1.51%            1.47%            1.47%            1.74%            1.90%


ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES (1)

                                      1996                       1995                           1994
                      ------------------------------------------------------------------------------------------------
                                    Percent of                  Percent  of                  Percent of
                                      Loans to                   Loans to                      Loans to
$(thousands                      Amount        Total Loans  Amount         Total Loans   Amount            Total Loans
----------------------------------------------------------------------------------------------------------------------
Commercial, financial  and
  agriculture                  $  196,281            25%    $  213,911            26%    $  246,561            25%
Real Estate                       103,743            30        133,035            28        172,411            29
Consumer, net                     273,907            25        211,874            27        209,554            29
Credit card                       600,977            17        432,979            16        317,641            15
Leases, net                        22,771             3         16,224             3         17,013             2
                               ----------    ----------     ----------    ----------     ----------    ----------

Total Allowance for  credit
  losses                       $1,197,679           100%    $1,008,023           100%    $  963,180           100%
                               ==========    ==========     ==========    ==========     ==========    ==========

                                           1993                        1992
                      -----------------------------------------------------------------
                                        Percent of                 Percent  of
                                         Loans to                    Loans to
$(thousands                         Amount       Total Loans   Amount        Total Loans
----------------------------------------------------------------------------------------
Commercial, financial  and
  agriculture                     $  284,994            26%    $  360,165            28%
Real Estate                          204,864            28        157,956            30
Consumer, net                        215,742            29        210,234            27
Credit card                          308,125            15        256,806            13
Leases, net                           16,529             2         19,013             2
                                  ----------    ----------     ----------    ----------

Total Allowance for  credit
  losses                          $1,030,254           100%    $1,004,174           100%
                                  ==========    ==========     ==========    ==========


(1) Allowance for potential losses not specifically identified is allocated between the commercial and leases loan categories.

Deposit Analysis

Total deposits at December 31, 1996 increased $4.9 billion, or 7.1%, when compared to December 31, 1995. The increase was primarily due to the inclusion of BOLC, which had deposits of $4 billion at December 31, 1996. The retail deposit mix continues to change as consumers shifted funds out of lower rate savings and demand accounts into higher yielding market rate accounts, primarily money market savings and time deposits. The repricing characteristics of certain of the deposits included in the following table have been synthetically altered with the use of off-balance sheet investment products, however, classifications shown are based on the contractual terms of the deposits.

The following represents the contractual time remaining until maturity of time deposits (including all foreign deposits) greater than $100,000:

                                            December 31,         December 31,
$(MILLIONS)                                         1996                 1995
-------------------------------------------------------------------------------
0-3 months                                        $3,786               $3,181

4-6 months                                           908                  854
7-12 months                                        1,096                1,061
Over 1 year                                        2,170                1,221
                                                  ------               ------
Total                                             $7,960               $6,317
                                                  ======               ======


Short and Long-Term Borrowings

Short-term borrowings increased $5.8 billion to $18.3 billion at December 31, 1996 from $12.5 billion at December 31, 1995. Long-term borrowings increased $2.5 billion, to $6.8 billion at December 31, 1996 from $4.3 billion at December 31, 1995. Both short-term and long-term funding needs increased in 1996 primarily due to the faster rate of growth in the loan portfolio compared with the growth rate of core deposits. In October 1996, $500 million of 7.625% subordinated debentures due in 2026 were issued. In December 1996, $200 million of 9.33% redeemable preferred securities of a subsidiary trust holding solely subordinated debentures of the Corporation due in 2027 were issued. All but $7 million of the preferred securities were redeemed in June 1997. In addition, during 1996, long-term fixed and variable rate bank notes increased $1.8 billion at December 31, 1996 from $1.9 billion at December 31, 1995.

During the first half of 1997, the Corporation established a medium term note facility and issued $750 million of medium term notes due between 2000 and 2002 and issued $500 million of subordinated debentures due 2027 and $400 million of subordinated notes due 2007.

VI  RISK MANAGEMENT

The responsibility for measuring, monitoring and reporting certain risks related to capital markets activities is performed by a centralized risk management function. This function oversees the establishment of measurement principles, limits, monitoring and reporting requirements for all capital markets risks, which include: interest rate risk, liquidity risk, trading risks, and credit risks. These policies and risk positions are regularly reviewed by the Corporation's Asset Liability Committee (ALCO) and approved by the Corporation's Board of Directors.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in market prices and rates. BANC ONE's market risk is comprised primarily of interest rate risk created by its core banking activities of lending and deposit taking. Additionally, and to a much less significant extent, interest rate and foreign exchange risks are generated from certain trading activities. Management continually develops and applies cost effective strategies to mitigate these risks. Market risk limits are established based on the Corporation's tolerance for risk.

Interest Rate Risk Management--BANC ONE's primary purpose in managing interest rate risk is to effectively invest the Corporation's capital and to manage and preserve the value created by its core banking businesses. BANC ONE utilizes an investment portfolio as well as off-balance sheet instruments to manage the interest rate risk naturally created through its business activities. The components of interest rate risk which are actively measured and managed include: repricing risk, basis risk, option risk, and the risk of non-parallel shifts in the yield curve.

Interest rate risk is measured in two ways to capture both near-term and long-term effects of rate volatility: (1) Earnings At Risk (EAR), a measure of forecasted earnings volatility over each of the next five years, and; (2) Value At Risk (VAR), which is a measure of the volatility of market value of equity. Market value of equity is defined as the present value of all future expected cash flows of currently held assets, liabilities, and off-balance sheet items.

To measure these risks, BANC ONE incorporates historical movements (volatility) of market rates to calculate 99% of statistically probable future rate movements over the next 90 days. As a result, the probability of the measured risk positions being realized or exceeded should be less than 1%.

The Corporation's EAR and VAR, as of December 31, 1996, are summarized in the table below. As of December 31, 1996, historical volatilities suggest rates could move up by no more than 85 basis points or down by 74 basis points over the next 90 days. Given these potential rate movements, the first line in the table indicates BANC ONE's projected earnings next year would decline by 4.5% in the up rate scenario, and increase by 4.4% in the down rate scenario. The last line of the table indicates the Corporation's market value of equity would decline by 1.9% in the up rate scenario.

                                         Risk Due to an            Risk Due to an
                                      Increase in Rates         Decrease in Rates
                                     of 85 Basis Points        of 74 Basis Points
-----------------------------------------------------------------------------------
Earnings at Risk (EAR)
  1997                                           (4.5)%                     4.4%
  1998                                           (1.0)                      (1.8)
  1999                                            3.2                       (3.4)
  2000                                            5.7                       (5.7)
  2001                                            9.0                       (6.5)
Value at Risk (VAR)                              (1.9)%                      1.0%



Trading Risk Management-- Trading risk is the potential for financial loss as the result of changes in the market value of positions held for proprietary trading or for market making purposes. The primary purpose of maintaining trading portfolios is either to provide an inventory for purposes of customer dealings or to capitalize on perceived market opportunities. BANC ONE is primarily engaged in the former. In order to manage trading risk, policies limit the degree to which the value of aggregate trading assets can be adversely affected by probable changes in the marketplace (interest rates, currencies, etc.). Using historical market volatilities for each asset and the expected time needed to liquidate the position (generally 10 trading days), the maximum adverse value change (using three standard deviations of historical volatility) is calculated. As of December 31, 1996, the value at risk of all trading assets was $4 million.

Liquidity Risk Management

Liquidity is managed in order to preserve stable, reliable and cost effective sources of cash to fund loan growth as well as expected and unexpected outflows of deposits and other liabilities. In addition, liquidity management seeks to avoid over-concentrations on a limited number of liability sources and to minimize reliance on potentially volatile wholesale funds and large liabilities. BANC ONE's funding profile at December 31, 1996 is summarized in the table below:

                                                           Percent of
                                                           On-Balance                       Percent of
PRODUCT TYPE                                            Sheet Funding                    Total Funding
--------------------------------------------------------------------------------------------------------
Retail:
Transaction deposits                                           50%                                  40%
Time deposits                                                  23                                   19

WHOLESALE:
Short-term:
    Federal funds purchased and repurchase agreements          12                                    9
Commercial paper and bank notes                                 4                                    4
Eurodollar certificates of deposit                              3                                    2
Other                                                           1                                    1
Long-term:
    Long-term borrowings                                        3                                    3
    Bank notes                                                  4                                    3
Securitizations                                                 0                                   19
                                                               ---                                 ---
Total                                                          100%                                100%
                                                               ===                                 ===



Due to BANC ONE's capital, size and high credit quality ratings, the Corporation has access to substantial sources of diverse liquidity. Core deposits, representing approximately 59% of the Corporation's funding, remain BANC ONE's primary source of liquidity, and are generated by a geographically diverse retail network of affiliate banks in 12 states. Approximately 22% of funding is supported through a variety of wholesale markets. Additionally, 19% of funding is generated by asset securitizations, which BANC ONE views as a growing source of reliable and efficient funding.

Credit Risk Management for Capital Markets Activities

As an inherent part of its business, BANC ONE holds and trades various financial instruments (e.g., securities and derivatives) for itself and for customers. These dealings in the capital markets create credit risk with transaction counterparties and securities issuers. On- and off-balance sheet credit risk is managed by limiting the amount of exposure to a counterparty based on its current financial condition and reputation, by diversifying exposures and by cost-effectively using available risk mitigation tools (e.g., collateralizations, netting agreements, and credit enhancements).

There were no past due amounts or reserves for possible credit losses at December 31, 1996, related to off-balance sheet investment product transactions, nor were there any charge-offs during the three years ended December 31, 1996. Customer cap and swap agreements are created to accommodate the needs of BANC ONE's commercial loan customers. BANC ONE enters into offsetting transactions with third parties and has prudent controls on transaction size, term and customer disclosure guidelines. Customer contracts outstanding, excluding offsetting transactions, had notional amounts of $1.6 billion at December 31, 1996.

VII  CAPITAL

Capital levels are determined based on many factors, including regulatory requirements, costs of alternative sources of capital, prevailing interest rates, perceived credit risks and liquidity needs.

BANC ONE is continuing the implementation of the economic value added (EVAtm) concept, which measures the individual return on capital for each line of business. Under this concept, capital is deployed to each of the lines of business, based on risks incurred, in order to measure the economic value added or residual income provided to shareholders. Residual income or economic value added is the return over and above the required return on capital. The objectives of introducing this concept are to ensure lines of business are continually improving the return on existing capital, making investments which will create value for the shareholder, and maintaining optimal capital levels.

Total equity to total assets at December 31, 1996 was 8.80% compared with 9.25% at December 31, 1995. Further, BANC ONE's tangible common equity to net assets ratio was 7.98% and 8.35% at December 31, 1996 and 1995, respectively. This change has been achieved by increasing loans outstanding and purchasing stock. This decrease in tangible capital is in line with the Corporation's stated objective to gradually reduce this ratio to a level which would continue to ensure adequate capital levels while increasing the returns to shareholders. Additionally, BANC ONE's objective is to maintain, at a minimum, a capital position that meets the federal regulators "well capitalized" classification. Regulatory defined Tier I and total risk adjusted capital ratios were 9.98% and 14.07% respectively at December 31, 1996, both significantly above regulatory capital requirements of 4% and 8%, respectively. All the Corporation's banks meet the regulatory definition of well capitalized banks.

Common shares outstanding increased from 566.5 million at December 31, 1995 to
570.7 million at December 31, 1996. This change reflected the issuance of stock related to acquisitions, partially offset by the purchase of treasury stock. The common stock dividend payout ratio was 38%, 40% and 41% in 1996, 1995 and 1994, respectively.

VIII  FOURTH QUARTER REVIEW

Net income for the fourth quarter of 1996 was $442 million, or $.74 per common share, compared with the 1995 fourth quarter results of $397 million, or $.67 per common share. This $45 million increase primarily resulted from the improvement in the net interest margin, as well as the following significant pre-tax items affecting non-interest income and expense:

- The inclusion of BOLC in 1996 operations affected the comparability of non-interest income and expense by $27 million and $55 million, respectively.

- A $97 million gain on the sale of a $734 million affinity credit card portfolio was included in 1996.

- Project One expenses of $61 million were included in various non-interest expense categories for 1996.

- A $49 million increase in salaries and related costs was included in 1996.

- Settlement of IRS examinations affected both 1996 and 1995 through a $9 million interest charge in 1996 and a reversal of a $10 million interest charge in 1995.

- A $107 million gain on the sale of a portion of an investment in a subsidiary was included in 1996.

IX  COMPARISON OF 1995 VERSUS 1994

Overview of Operations--Net income for 1995 was $1.4 billion or $2.43 per common share, increasing from $1.2 billion or $1.99 per common share in 1994. Results for 1994 were significantly impacted by securities losses, merger and litigation expense and operations consolidation charges (a total of $271 million after tax). Results for 1995 were favorably impacted by significant earning asset generation in 1995 and 1994.

Return on average assets increased to 1.54% in 1995 from 1.28% in 1994. Return on average common equity increased to 17.26% in 1995 from 14.73% in 1994. The ending ratio of average common equity to average assets increased to 8.81% in 1995 from 8.56% in 1994.

Net Interest Income--Interest income increased 9.8% to $7.6 billion and interest expense increased 33.5% to $3.3 billion from 1994 to 1995, resulting in a slight decline in net interest income. Net interest margin decreased to 5.08% in 1995 from 5.33% in 1994. This was due primarily to the impact of credit card sales with servicing retained. Net income was essentially unaffected by these loan sales; however, classifications within the income statement changed with net interest income and provision for credit losses decreasing while non-interest income (loan servicing income) increased.

Average earning asset increased to $85.2 billion in 1995 from $84.4 billion in 1994. The increase in interest income was primarily due to a significant change in asset mix and the higher level of market interest rates. Interest income on loans and leases (FTE) increased by $671 million in 1995 over 1994. The average balance of loans and leases grew 6.22% in 1995 and the overall yield on loans and leases increased from 9.14% in 1994 to 9.61% in 1995. Margins in some loan portfolios and product lines were negatively impacted by competitive pricing pressure and marketing efforts which utilized introductory pricing to achieve growth in balances.

Deposits and Borrowed Funds--Total average interest-bearing liabilities increased to $70.2 billion in 1995 from $69.4 billion in 1994. The average rate paid on these liabilities increased from 3.60% in 1994 to 4.76% in 1995. The increase in the rate paid was attributable to higher market interest rates and a shift in the retail funding base from relatively low-cost deposit products to higher yielding deposit products in order to compete effectively against non-bank providers of retail money market investment products.

Various capital market transactions were executed in both 1995 and 1994 to help minimize the sensitivity of earnings to changes in market interest rates. As a result, the significant changes in market interest rates which occurred in 1995 did not significantly impact net interest income.

Off-Balance Sheet Investment Products--The use of off-balance sheet investment products, primarily interest rate swaps, decreased interest income by $145 million in 1995 compared with increasing interest income by $22 million in 1994. The use of these investment products increased deposit and other borrowing costs by $60 million in 1995 and decreased such costs by $95 million in 1994.

Non-Interest Income and Non-Interest Expense--Total non-interest income increased $924 million in 1995 compared to 1994 and total non-interest expense increased $163 million in 1995 from 1994. Service charges on deposit accounts increased $61 million due to an increase in fees on overdrafts, an overall increase in fees per transaction and improved service fee collection. Loan servicing income increased during 1995 due to an increase in servicing fee income related to sales of loans with servicing retained. Securities losses in 1995 were $2 million compared to losses of $267 million in 1994. The change was due to the sale of U.S. Treasury and Agency securities during 1994 to reduce liability sensitivity which resulted in an aggregate pretax loss of $285 million.

Salaries and related costs increased $41 million in 1995 as a result increased staffing, merit and other pay increases and a continued shift to incentive compensation in 1995, offset by a decrease due to the recognition of $36 million in severance costs in 1994 related to operations consolidation. Net occupancy expense, equipment expense and depreciation and amortization decreased $15 million, $14 million and $53 million, respectively, in 1995. These decreases were primarily due to expenses recognized during 1994 related to operations consolidation. Taxes other than income and payroll increased $33 million as a result of the resolution of franchise and intangible tax matters which resulted in a refund in 1994. Marketing and development costs increased $145 million as a result of an increase in credit card marketing and solicitations in 1995. FDIC insurance expense decreased $65 million during 1995 due to the FDIC's decision to lower deposit insurance premiums from $.23 to $.04 per $100 in Bank Insurance Fund deposits for "well capitalized" and "well managed" banks.

Loan Quality--The allowance for credit losses increased to $1.0 billion at December 31, 1995 from $963 million at December 31, 1994. This increase was due to an increase in the consumer loan and credit card provisions due to the growth in these portfolios and the cyclical deterioration in consumer credit quality offsetting improvement in wholesale credit quality. The allowance for credit losses as a percentage of ending loans remained essentially constant from 1994 to 1995.

CONSOLIDATED QUARTERLY FINANCIAL DATA
(Unaudited)

                                                                                             Quarters
                                                             ----------------------------------------------------------------------
                                                                            1996                                 1995
                                                             -----------------------------------  ---------------------------------
  $(millions except per share data)                           Fourth   Third    Second    First   Fourth   Third    Second    First
  ---------------------------------------------------------------------------------------------------------------------------------
  Selected average balances
   Loans held for sale                                         $453     $457     $699     $590     $513      $518     $344     $295
           Taxable securities (1)                            16,653   16,953   17,865   18,057   14,931    14,461   15,391   14,820
           Tax exempt securities (1)                          1,664    1,651    1,730    1,733    1,769     1,906    2,043    2,145
                                                            -------  -------  -------  -------    -----     -----    -----    -----
  Total securities                                           18,317   18,604   19,595   19,790   16,700    16,367   17,434   16,965
           Commercial financial and agricultural             19,926   19,294   19,387   18,864   17,913    17,686   17,570   16,570
           Real estate:
                    Commercial                                6,322    6,238    6,098    5,989    5,611     5,609    5,602    5,536
                    Construction                              3,518    3,321    3,094    2,920    2,657     2,450    2,376    2,281
                    Residential                              13,659   11,610   11,206   11,101   11,670    11,849   11,375   11,060
           Consumer, net                                     19,275   20,301   20,173   20,028   18,387    17,904   17,645   18,912
           Credit card                                       13,662   12,132   11,298   12,785   11,427     9,915    9,274    9,595
           Leases, net                                        2,210    2,142    1,972    1,776    1,636     1,507    1,419    1,354
                                                            -------  -------  -------  -------    -----     -----    -----    -----
  Net loans and leases                                       78,572   75,038   73,228   73,463   69,301    66,920   65,261   65,308
           Other earning assets                                 793      618      646      591      659       879    1,047    2,190
  Total earning assets                                       98,135   94,717   94,168   94,434   87,173    84,684   84,086   84,758
   Allowance for credit losses                               (1,137)  (1,115)  (1,082)  (1,079)    (986)     (960)    (957)    (963)
                                                            -------  -------  -------  -------    -----     -----    -----    -----
  Total assets                                              108,171  104,131  103,425  104,024   96,212    93,645   92,817   93,155
           Demand deposits:
                    Non-interest bearing                     14,602   13,992   14,074   14,143   13,509    13,166   12,800   13,071
                    Interest bearing                          2,086    2,131    2,240    3,115    7,050     8,417    8,677    8,928
           Savings and money market deposits                 29,430   29,342   29,198   28,053   21,875    19,994   19,202   19,284
           Time deposits                                     26,935   26,689   26,720   26,815   25,417    26,214   27,388   27,278
                                                            -------  -------  -------  -------    -----     -----    -----    -----
  Total deposits                                             73,053   72,154   72,232   72,126   67,851    67,791   68,067   68,561
           Borrowed funds:
                    Short-term                               16,760   14,963   14,593   15,164   12,948    11,296   10,819   11,186
                    Long-term                                 5,982    4,934    4,726    4,683    4,217     3,821    3,357    3,245
                                                            -------  -------  -------  -------    -----     -----    -----    -----
  Total borrowed funds                                       22,742   19,897   19,319   19,847   17,165    15,117   14,176   14,431
  Total interest bearing liabilities                         81,193   78,059   77,477   77,830   71,507    69,742   69,443   69,921
  Preferred stock                                               214      241      243      248      250       250      250      250
  Common stockholders' equity                                $9,432   $9,290   $9,160   $9,275   $8,572    $8,347   $8,181   $7,988
  Margin analysis (2)(5)(6)
                    Net interest income                       5.52%    5.43%    5.43%    5.44%    5.14%     5.09%    5.01%    5.10%
                    Net funds function                        4.22%    4.42%    4.60%    4.63%    4.29%     4.37%    4.50%    4.72%
  Key operating ratios
           Return on average assets (5)                       1.63%    1.58%    1.54%    1.63%    1.64%     1.58%    1.40%    1.52%
           Return on average common equity (5)                18.49    17.49    17.17    18.15    18.18     17.56    15.65    17.57
           Return on average total equity (5)                 18.23    17.23    16.90    17.86    17.87     17.25    15.40    17.25
           Average common equity to average assets             8.72     8.92     8.86     8.92     8.91      8.91     8.81     8.58
           Average total equity to average assets              8.92     9.15     9.09     9.15     9.17      9.18     9.08     8.84
           Tier I capital ratio                                9.98     9.63    10.11    10.10    10.35     10.36    10.61    10.43
           Total risk adjusted capital ratio                  14.07    13.32    13.86    14.03    14.39     14.49    14.12    13.93
           Tier I leverage ratio                              8.88%    8.52%    8.72%    8.44%    8.87%     8.90%    8.78%    8.60%
  Credit analysis:
           Net charge-offs to average loans and leases (5)    1.31%    1.10%     .94%     .97%     .91%      .75%     .62%     .54%
           Ending allowance to loans and leases                1.51     1.48     1.49     1.50     1.47      1.44     1.45     1.45
           Nonperforming assets (3):
                    Total                                      $435     $478     $458     $486     $430      $445     $431     $449
                    Percent of total loans and leases(7)       .54%     .62%     .62%     .67%     .62%      .65%     .65%     .68%

           Loans delinquent 90 or more days (4):
                    Total                                      $484     $405     $331     $294     $301      $251     $228     $209
                    Percent of total loans and                 .60%     .53%     .45%     .40%     .44%      .37%     .34%     .32%
                     leases (7)
           Allowance to nonperforming loans                    313%     272%     284%     263%     285%      272%     268%     259%
  Common stock:
           Average shares outstanding (000)                 590,675  592,779  595,651  600,409  587,155   587,663  588,404  589,356
           Shares traded (000)                               54,261   60,724   50,688   62,091   37,100    39,873   53,708   48,353
           Per common share data
                    Net income                                 $.74     $.69     $.66     $.69     $.67      $.63     $.54     $.59
                    Cash dividends declared                     .34      .34      .34      .34      .31       .31      .31      .31
                    Book value                                16.93    16.42    16.26    15.99    15.54     16.13    15.75    15.41
                    Stock price:
                             High                             47.88    41.38    37.75    38.50    36.48     33.41    31.94    27.39
                             Low                              40.38    31.25    32.88    31.94    30.35     27.95    26.03    22.85
                             Close                           $43.00   $41.00   $34.00   $35.63   $34.21    $33.18   $29.32   $25.91
  Preferred stock, Series C:
           Shares traded (000)                                  926    2,056      880    1,222    1,678       990    1,316    1,233
           Stock price:
                    High                                     $91.25   $80.00   $72.63   $73.88   $70.75    $64.00   $61.75   $54.25
                    Low                                       77.75    60.75    63.88    62.00    59.38     55.58    52.25    49.63
                    Close                                    $83.00   $79.13   $66.75   $69.13   $65.63    $63.75   $58.25   $51.75


CONSOLIDATED QUARTERLY FINANCIAL DATA
(Unaudited)

                                                                                    Quarters
                                                    ---------------------------------------------------------------------------
                                                                    1996                                    1995
                                                    -----------------------------------   -------------------------------------
  $(millions)                                        Fourth    Third    Second    First   Fourth     Third    Second     First
  -----------------------------------------------------------------------------------------------------------------------------
  Condensed income statement:
  Interest income  (2)
  Loan held for sale                                     $6       $9       $13      $11      $10       $10        $7        $6
           Taxable securities                           271      276       286      295      247       240       254       233
           Tax-exempt securities                         33       34        36       36       38        42        45        47
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total interest on securities                          304      310       322      331      285       282       299       280
           Commercial financial and agricultural        413      404       400      384      369       365       361       331
           Real estate:
                    Commercial                          143      141       135      134      128       126       126       122
                    Construction                         87       81        77       72       68        63        60        59
                    Residential                         322      269       258      255      258       265       251       238
           Consumer, net                                456      469       468      488      439       423       410       438
           Credit card                                  529      463       403      455      396       350       330       330
           Leases, net                                   41       40        37       32       30        26        25        26
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total interest on loans and leases                  1,991    1,867     1,778    1,820    1,688     1,618     1,563     1,544
           Total interest on other earning assets        11        9         9        8       10        14        17        35
  Total interest income                               2,312    2,195     2,122    2,170    1,993     1,924     1,886     1,865
  Interest expense:
           Demand deposits                                9       10        10       15       35        43        48        50
           Savings and money market deposits            250      245       236      232      206       191       180       170
           Time deposits:
                    CDs under $100,000                  257      258       261      276      275       280       278       257
                    CDs $100,000 and over               118      110        77       96       91        97       116       110
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total interest on deposits                            634      623       584      619      607       611       622       587
           Borrowed funds:
                    Short-term                          217      198       189      200      184       161       156       157
                    Long-term                           100       82        77       75       73        67        57        55
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total interest on borrowed funds                      317      280       266      275      257       228       213       212
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total interest expense                                951      903       850      894      864       839       835       799
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Net interest income (2)                             1,361    1,292     1,272    1,276    1,129     1,085     1,051     1,066
  Provision for credit losses                           320      240       194      188      186       153       108        79
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Net funds function (2)                              1,041    1,052     1,078    1,088      943       932       943       987
  Non-interest income:
           Income from fiduciary activities              77       72        68       63       62        60        59        59
           Service charges on deposit accounts          170      166       161      157      145       141       132       127
           Loan processing and servicing income         362      371       369      348      372       355       314       282
           Securities gains                              10        1         4        1        6         1         2       (11)
           Other                                        378      228       170      188      177       164       137       192
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total non-interest income                             997      838       772      757      762       721       644       649
  Non-interest expense:
           Salaries and related costs                   573      541       547      544      484       462       458       470
           Other                                        802      716       691      648      632       605       619       595
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Total non-interest expense                          1,375    1,257     1,238    1,192    1,116     1,067     1,077     1,065
  Taxable equivalent adjustment                          15       16        16       16       17        19        21        21
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Income before income taxes                            648      617       596      637      572       567       489       546
  Income tax (provision) benefit                       (206)    (204)     (201)    (214)    (175)     (193)     (165)     (196)
                                                      -----    -----     -----    -----    -----     -----     -----     -----
  Net income                                           $442     $413      $395     $423     $397      $374      $324      $350
                                                      =====    =====     =====    =====    =====     =====     =====     =====
  Net income available to common stockholders          $439     $409      $391     $419     $393      $370      $320      $346
                                                      =====    =====     =====    =====    =====     =====     =====     =====
  Net income per common share                          $.74     $.69      $.66     $.69     $.67      $.63      $.54      $.59
                                                      =====    =====     =====    =====    =====     =====     =====     =====


1) Average balances are based on amortized historical cost excluding SFAS 115 adjustments to fair value which are included in other assets.

2) Fully taxable equivalent basis. The Federal statutory rate used was 35% for all periods presented.

3) Excludes certain smaller balance loans collectively evaluated for impairment.

4) Excluding nonperforming loans.

5) Ratios presented on an annualized basis.

6) As a percent of average earning assets.

7) Includes loans held for sale.

CONSOLIDATED BALANCE SHEET
at December 31, 1996 and 1995

                                                                                    DECEMBER 31
                                                                             -----------------------------
$(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                               1996             1995
----------------------------------------------------------------------------------------------------------
ASSETS:

Cash and due from banks                                                        $6,524,428       $5,712,256
Short-term investments                                                            680,629          728,018
Loans held for sale                                                             1,473,756          503,326
Securities:
  Securities held to maturity                                                   4,398,031        3,630,141
  Securities available for sale                                                14,733,777       14,620,334
                                                                             ------------      -----------
Total securities (fair value approximates $19,163,000 and $18,299,000,
  at December 31, 1996 and 1995, respectively)                                 19,131,808       18,250,475
Loans and leases (net of unearned income of $1,383,000 and $979,000 at
  December 31, 1996 and 1995, respectively)                                    79,389,795       68,417,903
Allowance for credit losses                                                     1,197,679        1,008,023
                                                                             ------------      -----------
     Net loans and leases
                                                                               78,192,116       67,409,880
OTHER ASSETS:
   Bank premises and equipment, net                                             1,799,150        1,652,067
   Interest earned, not collected                                                 782,069          720,016
   Other real estate owned                                                         52,970           75,483
   Excess of cost over net assets of affiliates purchased                         508,346          344,368
   Other                                                                        3,008,246        2,492,927
                                                                             ------------      -----------
     Total other assets                                                         6,150,781        5,284,861
                                                                             ------------      -----------
     TOTAL ASSETS                                                            $112,153,518      $97,888,816
                                                                             ============      ===========

LIABILITIES:

Deposits:
   Non-interest bearing                                                       $16,340,635      $14,937,100
   Interest bearing                                                            57,882,353       54,336,273
                                                                             ------------      -----------
     Total deposits                                                            74,222,988       69,273,373
Federal funds purchased and repurchase agreements                              12,858,505        8,559,384
Other short-term borrowings                                                     5,466,894        3,919,191
Long-term debt                                                                  6,827,823        4,330,501
Accrued interest payable                                                          468,579          472,851
Other liabilities                                                               2,440,642        2,282,072
                                                                             ------------      -----------
   TOTAL LIABILITIES                                                          102,285,431       88,837,372
                                                                             ------------      -----------

Commitments and contingencies (notes 4,6, and 13)

STOCKHOLDERS' EQUITY:
Preferred stock, 35,000,000 shares authorized:
   Series C convertible, no par value, 4,140,314 and 4,992,694 shares
   issued and outstanding, respectively                                           207,016          249,635
Convertible preferred stock of pooled affiliate, 5,750,000 and 5,750,000
   shares issued and outstanding, respectively                                         58               58
Common stock, no par value, $5 stated value,  600,000,000 shares
   authorized, 576,517,822 and 590,624,927 shares issued, respectively          2,882,590        2,953,124
Capital in excess of aggregate stated value                                     4,346,428        4,920,930
Retained earnings                                                               2,625,138        1,496,667
Net unrealized holding gains on securities available for sale, net of tax          19,925           91,804
Treasury stock (5,829,915 and 24,090,000 shares, respectively), at cost         (213,068)        (660,774)
                                                                             ------------      -----------
     TOTAL STOCKHOLDERS' EQUITY                                                 9,868,087        9,051,444
                                                                             ------------      -----------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $112,153,518      $97,888,816
                                                                             ============      ===========

CONSOLIDATED STATEMENT OF INCOME
for the three years ended December 31, 1996

  $(THOUSANDS, EXCEPT PER SHARE AMOUNTS)                                     1996                1995               1994
  -----------------------------------------------------------------------------------------------------------------------
  INTEREST INCOME:
    Loans and leases                                                   $7,437,911          $6,392,962         $5,723,494
    Loans held for sale                                                    39,544              32,925             40,822
    Securities:
       Taxable                                                          1,127,155             973,448            948,921
       Tax-exempt                                                          94,879             116,737            136,841
    Other                                                                  36,738              71,857             59,498
                                                                       ----------          ----------         ----------
       Total interest income                                            8,736,227           7,587,929          6,909,576
  INTEREST EXPENSE:
    Deposits
    Demand, savings and money market deposits                           1,006,194             922,298            720,526
    Time deposits                                                       1,454,032           1,504,058          1,112,658
    Interest on  borrowings                                             1,137,377             910,398            665,599
                                                                       ----------          ----------         ----------
       Total interest expense                                           3,597,603           3,336,754          2,498,783
                                                                       ----------          ----------         ----------

       NET INTEREST INCOME                                              5,138,624           4,251,175          4,410,793
  Provision for credit losses                                             942,714             526,138            292,222
                                                                       ----------          ----------         ----------
       Net interest income after provision for credit losses            4,195,910           3,725,037          4,118,571
  NON-INTEREST INCOME:
    Investment management and advisory activities                         279,153             239,411            232,700
    Service charges on deposit accounts                                   654,140             544,697            483,884
    Loan processing and servicing income                                1,449,715           1,323,499            822,747
    Securities gains (losses)                                              16,672              (1,947)          (266,617)
    Other                                                                 963,285             669,788            579,181
                                                                       ----------          ----------         ----------
       Total non-interest income                                        3,362,965           2,775,448          1,851,895
  NON-INTEREST EXPENSE:
    Salaries and related costs                                          2,204,602           1,875,614          1,834,902
    Net occupancy expense, exclusive of depreciation                      192,057             175,054            189,602
    Equipment expense                                                     125,196             110,547            124,429
    Taxes other than income and payroll                                    90,021              91,126             57,936
    Depreciation and amortization                                         447,503             367,392            420,059
    Outside services and processing                                       674,183             528,257            495,486
    Marketing and development                                             445,937             424,945            280,064
    Communication and transportation                                      378,382             324,743            276,205
    Other                                                                 504,123             429,270            485,598
                                                                       ----------          ----------         ----------
       Total non-interest expense                                       5,062,004           4,326,948          4,164,281
                                                                       ----------          ----------         ----------
  Income before income taxes                                            2,496,871           2,173,537          1,806,185
    Provision for income taxes                                            824,026             728,326            618,117
                                                                       ----------          ----------         ----------
  NET INCOME                                                           $1,672,845          $1,445,211         $1,188,068
                                                                       ==========          ==========         ==========
  NET INCOME PER COMMON SHARE                                               $2.78               $2.43              $1.99
                                                                       ==========          ==========         ==========
  Weighted average common shares outstanding (000)                        594,853             587,789            589,316

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY for the three years ended December 31, 1996

                                                                                                    Net
                                                                                             Unrealized
                                                                   Capital in                   Holding                       Total
                                                                    Excess of                     Gains       Treasury       Stock-
  $(thousands, except per                Preferred      Common      Aggregate     Retained  (Losses) on         Stock,      holders'
  share amounts)                             Stock       Stock         Stated     Earnings   Securities        at Cost       Equity
                                                                        Value                 Available
                                                                                               for Sale
  ---------------------------------------------------------------------------------------------------------------------------------
  Balance, December 31, 1993               249,900    2,698,068     3,399,387    1,400,989                                7,748,344
  Accounting change adjustment for
  unrealized gains on securities
  available for sale at
  January 1, 1994                                                                                84,105                      84,105
  Net income                                                                     1,188,068                                1,188,068
  Cash dividends:
     Common ($1.13 per share)                                                     (487,218)                                (487,218)
     Series C Preferred
      ($3.50 per share)                                                            (17,492)                                 (17,492)
     Pooled affiliates                                                             (23,518)                                 (23,518)
  Issuance of preferred stock                   58                    177,344                                               177,402
  Shares issued in acquisitions                          15,231        26,957       14,316         (316)                     56,188
  Exercise of stock options, net of                       1,506        (5,186)                                               (3,680)
  shares purchased
     Pooled affiliate stock issuance,
      sales of stock to employee                         11,325       (46,477)      96,912                                   61,760
      benefit plans and other
     Purchase of treasury stock                                                                               (336,453)    (336,453)
  Change in unrealized holding gains
     (losses) on securities available
     for sale, net of tax                                                                      (195,306)                   (195,306)
                                          --------   ----------    ----------   ----------      -------     ----------   ----------
  Balance, December 31, 1994               249,958    2,726,130     3,552,025    2,172,057     (111,517)      (336,453)   8,252,200
  Net income                                                                     1,445,211                                1,445,211
  Cash dividends:
     Common ($1.24 per share)                                                     (532,807)                                (532,807)
     Series C Preferred
     ($3.50 per share)                                                             (17,487)                                 (17,487)
     Pooled affiliates                                                             (21,827)                                 (21,827)
  Shares issued in acquisitions                           5,680        13,086       (3,115)                                  15,651
  Conversion of preferred into common         (265)          46           219
  Exercise of stock options, net of                       8,955        (2,479)                                                6,476
  shares purchased
  Sales of stock to employee benefit                      6,976        18,051                                                25,027
  plans and other
  Purchase of treasury stock                                                                                  (324,321)    (324,321)
  Change in unrealized holding gains
  (losses on securities available for                                                           203,321                     203,321
  sale, net tax
  10% common stock dividend at fair                     205,337     1,340,028   (1,545,365)
  market value
                                          --------   ----------    ----------   ----------      -------     ----------   ----------
  Balance, December 31, 1995               249,693    2,953,124     4,920,930    1,496,667       91,804       (660,774)   9,051,444
  Net income                                                                     1,672,845                                1,672,845
  Cash dividends:
     Common ($1.36 per share)                                                     (587,184)                                (587,184)
     Series C Preferred
     ($3.50 per share)                                                             (16,363)                                 (16,363)
     Pooled affiliates                                                             (31,443)                                 (31,443)
  Shares issued in acquisitions                                        53,415                                  657,100      710,515
  Issuance of subsidiary common stock                                  79,523                                                79,523
  Conversion of preferred into common      (42,619)       8,221        34,398
  Exercise of stock options, net of                      14,050         2,725                                                16,775
  shares purchased
  Sales of stock to employee benefit                      9,195       (56,556)      90,616                       3,674       46,929
  plans and other
  Purchase of  treasury stock                                                                               (1,003,075)  (1,003,075)
  Retirement of treasury stock                         (102,000)     (688,007)                                 790,007
  Change in unrealized holding gains
  (losses) on securities available
  for sale, net of tax                                                                          (71,879)                    (71,879)
                                          --------   ----------    ----------   ----------      -------     ----------   ----------
  Balance, December 31, 1996              $207,074   $2,882,590    $4,346,428   $2,625,138      $19,925      $(213,068)  $9,868,087
                                          ========   ==========    ==========   ==========      =======     ==========   ==========


The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
For the three years ended December 31, 1996

  $(THOUSANDS)                                                                             1996              1995           1994
  -------------------------------------------------------------------------------------------------------------------------------
  CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES:
  NET INCOME                                                                         $1,672,845        $1,445,211     $1,188,068
           Adjustments:
                    Provision for credit losses                                         942,714           526,138        292,222
                    Depreciation                                                        300,770           255,875        281,663
                    Amortization of other  intangibles                                  146,733           111,517        138,396
                    Amortization (accretion) of securities premium and                   40,951          (50,760)        102,728
                      discounts, net
                    Amortization of mortgage servicing rights                            19,657            12,939         10,948
                    Net (increase) decrease in trading account                         (305,407)          (30,199)        92,549
                    Net (increase) decrease in loans held for sale                     (970,430)         (187,758)       869,482
                    Net decrease (increase) in deferred loan fees and costs              34,343            (4,178)       (13,416)
                    Securities (gains) losses                                           (16,672)            1,947        266,617
                    Gain on the sale of banks and branch offices                        (19,399)          (68,297)          (390)
                    Gain on sale of loans and other assets                             (325,336)         (122,878)      (147,334)
                    Net (increase) in other assets                                     (333,543)         (288,837)      (121,602)
                    Net (decrease) increase in other liabilities                        (42,123)          251,316         58,095
                    Net increase in deferred income taxes                               263,581           179,398        173,090
                                                                                    -----------       -----------    -----------
                    NET CASH PROVIDED BY OPERATING ACTIVITIES                         1,408,684         2,031,434      3,191,116
                                                                                    -----------       -----------    -----------
  CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES:
           Purchases of securities available for sale                                (5,581,561)       (8,110,473)   (11,739,005)
           Purchases of securities held to maturity                                  (1,789,650)       (1,978,071)    (2,258,514)
           Maturities of securities available for sale                                4,169,201         6,712,867      2,142,467
           Maturities of securities held to maturity                                  1,040,806         1,904,768      2,767,183
           Sales of securities available for sale                                     3,231,502         2,544,358     10,900,079
           Net increase in  loans, excluding sales and purchases                    (15,750,623)      (16,261,798)   (13,772,643)
           Sales of loans and other assets                                            8,218,233        10,818,004      7,941,602
           Purchases of loans and related premiums                                     (519,834)         (668,879)      (666,283)
           Net  decrease (increase) in short-term investments                           118,327         3,022,699     (1,980,798)
           Additions to bank premises and equipment                                    (432,214)         (400,646)      (355,979)
           Sale of banks and branch offices                                            (186,773)         (236,041)       (26,643)
           Net cash acquired in acquisitions                                            315,715            42,413      1,180,497
           All other investing activities, net                                          (58,877)          191,828         71,515
                                                                                    -----------       -----------    -----------
                    NET CASH USED IN INVESTING ACTIVITIES                            (7,225,748)       (2,418,971)    (5,796,522)
                                                                                    -----------       -----------    -----------
  CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
           Net increase (decrease) in demand, savings and money market                1,533,765         1,608,888    (1,385,486)
             deposits
           Net increase (decrease) in time deposits                                    (592,314)       (2,235,625)     2,477,024
           Net increase in short-term borrowings                                      5,414,840         1,229,306      1,709,338
           Issuance of long-term borrowings, net                                      3,486,176         1,742,111        898,662
           Repayment of long-term borrowings                                         (1,755,425)         (344,729)      (251,535)
           Cash dividends paid                                                         (634,990)         (696,046)      (510,184)
           Purchase of treasury stocks                                               (1,003,075)         (324,321)      (336,453)
           All other financing activities, net                                          180,259           (16,235)        93,157
                                                                                    -----------       -----------    -----------
                             NET CASH PROVIDED BY FINANCING ACTIVITIES                6,629,236           963,349      2,694,523
                                                                                    -----------       -----------    -----------
           Increase  in cash and cash equivalents                                       812,172           575,812         89,117
           Cash and cash equivalents at January 1                                     5,712,256         5,136,444      5,047,327
                                                                                    -----------       -----------    -----------
           CASH AND CASH EQUIVALENTS AT DECEMBER 31                                  $6,524,428        $5,712,256     $5,136,444
                                                                                    ===========       ===========    ===========

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BANC ONE is a bank holding company offering a full range of financial services through operating offices in Arizona, Colorado, Delaware, Illinois, Indiana, Kentucky, Louisiana, Ohio, Oklahoma, Texas, Utah, West Virginia and Wisconsin. BANC ONE also engages in credit card and merchant processing, consumer and education finance, mortgage banking, insurance, trust and investment management, brokerage, venture capital, investment and merchant banking, equipment leasing and data processing activities.

"The Corporation" is defined as the parent company only. "BANC ONE" is defined as the Corporation and all significant majority-owned subsidiaries. The consolidated financial statements include the accounts of the Corporation and all significant majority-owned subsidiaries (affiliates). See Note 2 for information relative to acquisitions. Significant intercompany transactions have been eliminated.

For purposes of comparability, certain prior period amounts have been reclassified to conform with current year presentation. The following is a summary of significant accounting policies followed in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Loans Held for Sale

Certain loan receivables are classified as held for sale because management does not intend to hold such loans until maturity or sales of the loans are pending. Such loans are carried at the lower of aggregate cost or market value by type of loan. Losses, if any, are recorded in non-interest income, based on the difference between the market value (estimated sales proceeds) and aggregate cost.

Securities

Securities that management has both the positive intent and ability to hold to maturity are classified as securities held to maturity and are carried at cost, adjusted for amortization of premium or accretion of discount using the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, to increase regulatory capital or other similar factors, are classified as securities available for sale and carried at fair value with any adjustments to fair value, after tax, reported as a separate component of stockholders' equity. Securities purchased for trading purposes are held in the trading portfolio at market value, with market adjustments included in non-interest income.

Venture capital investments held by qualifying investment companies are carried at fair value with changes in fair value recognized in non-interest income or expense. The fair value of publicly traded investments takes into account their quoted market prices with adjustments made for market liquidity or sale restrictions. For securities that are not publicly traded, estimates of fair value are further adjusted based upon review of the investee's financial results, condition and prospects.

Interest and dividends on securities, including the amortization of premiums and the accretion of discounts, are reported in interest and dividends on securities using the interest method. Gains and losses on securities are recorded on the trade date and are calculated based on the security with the highest cost unless specific securities are identified.

Loans

Loans are reported at the principal amount outstanding, net of unearned income. Income earned is recognized principally on the accrual method of accounting. Unearned income, which includes deferred fees, net of deferred direct incremental loan origination costs, is amortized to interest income over the contractual life of the loan using the interest method or the straight-line method if not materially different. Loan origination fees and costs on demand loans are deferred and amortized into interest income on a straight-line basis over a period which is consistent with the understanding between BANC ONE and the borrower or, if no understanding exists, over the estimated loan term. Loan origination fees and costs on credit card and other revolving loans are deferred and amortized into interest income using a straight-line method over one year.

Commercial loans are placed on non-accrual at the time the loan is 90 days delinquent unless the credit is well secured and in process of collection. Residential real estate loans are placed on non-accrual at the time the loan is 120 days delinquent. Credit card loans, other unsecured personal credit lines and certain consumer finance loans are charged-off no later than 180 days delinquent. Other consumer loans are charged-off at 120 days delinquent. In all cases, loans must be placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are reasonably assured of repayment within a reasonable time frame and when the borrower has demonstrated payment performance of cash or cash equivalents for a minimum of six months.

Leases

The leasing operations consist of the leasing of automobiles (carried in consumer loans) and various types of equipment under leases principally classified as direct financing leases. Interest, net of initial direct costs, is deferred and reported as income in decreasing amounts over the term of the lease so as to provide a constant yield on the outstanding principal balance. Leases are charged-off at the earlier of 120 days delinquent or when collection of principal or interest is in doubt.

Provision for Credit Losses

The provision for credit losses charged to expense is based upon management assessment of current and historical loss experience, loan portfolio trends, prevailing economic and business conditions, specific loan review and other relevant factors. In management's opinion, the provision is sufficient to maintain the allowance for credit losses at a level that adequately provides for potential losses.

Loan Securitizations

BANC ONE actively packages and sells loan receivables as securities to investors. In such transactions BANC ONE receives a fee for servicing the loans, and receives net interest revenues generated by the loans removed from the balance sheet which are in excess of the interest due investors and net credit losses. The excess interest revenues are recognized as servicing income.

Mortgage Banking Activities

Mortgage servicing assets are recognized as separate assets when servicing rights are acquired through purchase or loan originations, when there is a definitive plan to sell the underlying loan. Capitalized mortgage servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying mortgage loans. Capitalized mortgage servicing rights are evaluated for impairment based on the fair value of those rights.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is provided principally using the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposal of assets, the cost and related accumulated depreciation are retired and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and betterments are capitalized. Software costs for internally developed systems are expensed as incurred. Software costs related to externally developed systems are capitalized and include systems intended for internal and external use.

On January 1, 1996, BANC ONE adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The impact on the consolidated financial statements for the year ended December 31, 1996, was not material.

Other Real Estate Owned

Other real estate owned primarily represents properties acquired by the Corporation's affiliates through customer loan default and owned properties no longer used in the banking business. The real estate acquired through foreclosure is stated at an amount equal to the lesser of the loan balance prior to foreclosure, plus certain costs incurred for improvements to the property, or fair value less estimated selling costs of the property.

Purchase Method of Accounting

Net assets of organizations acquired in purchase transactions are recorded at fair value at date of acquisition. The excess of cost over net assets of affiliates purchased (goodwill) is amortized using the straight-line and accelerated methods over the estimated periods benefited with terms ranging from five to 40 years. Core deposits and other identifiable intangible assets are typically amortized on an accelerated basis.

Off-Balance Sheet Activities

BANC ONE uses a variety of off-balance sheet investment products as part of its interest rate risk management strategy and in its customer service and trading activities. The most frequently used off-balance sheet investment products are various types of interest rate swaps. However, interest rate floors, options, swap options, caps, forward rate agreements and currency swaps are also utilized. Off-balance sheet investment products are typically classified as synthetic alterations, anticipatory hedges or matched book agreements. The criteria that must be satisfied for each of these methods is as follows:
Synthetic Alteration--(1) the asset or liability to be converted creates exposure to interest rate risk, and (2) the off-balance sheet investment product is designated and effective as a synthetic alteration of the balance sheet item. Anticipatory Hedge--(1) the transaction to be hedged creates exposure to interest rate risk; (2) the off-balance sheet investment product acts to reduce the interest rate risk by moving closer to being insensitive to interest rate changes; (3) the off-balance sheet investment product is designated and effective as a hedge of the transaction; (4) the significant characteristics and expected terms of the anticipated transaction are identified; and (5) it is probable that the anticipated transaction will occur. Matched Book--there must be separate agreements that have offsetting payment streams with the same maturity, repricing dates and notional amounts.

         In order for off-balance sheet investment products with forward-start dates to be accounted for as a synthetic alteration, they must satisfy the appropriate criteria above as well as the following additional criteria: (1) the start date of the off-balance sheet investment product does not extend beyond that point in time at which it is believed that modeling systems produce reliable interest rate sensitivity information; and (2) the related balance sheet item, from trade date to final maturity, has sufficient balances for alteration. If the initial assignment is changed, or should sufficient balances not be available, the excess portion of the off-balance sheet investment product must be marked to market.

Accrual accounting is applied for off-balance sheet investment products classified as described above and income and expense are recorded in the same category as that of the related balance sheet item. The related balance sheet item is generally a pool of similar products. For matched book transactions, income and expense are recorded in non-interest income. Fees related to these off-balance sheet investment products are amortized on the interest method over the life of the off-balance sheet investment products. If the balance of the related balance sheet item falls below that of the related off-balance sheet investment product, the excess portion of the off-balance sheet investment product is marked to market and the resulting gain or loss included in income, as applicable. If an off-balance sheet investment product is terminated, the gain or loss is deferred and amortized over the remaining life of the off-balance sheet investment product.

Off-balance sheet investment products that do not satisfy the criteria above, including those used in trading activities, are carried at market value. Any changes in market value are recognized in non-interest income.

In June 1996, the Financial Accounting Standard Board (FASB) issued an Exposure Draft, "Accounting for Derivative and Similar Financial Instruments and for Hedging Activities" (the Exposure Draft), which, if adopted as issued, would significantly change the accounting for derivative and hedging activities. The Exposure Draft would require that all derivative financial instruments be recognized and recorded at fair value. However, key aspects of the exposure draft continue to be discussed and are subject to change; accordingly the impact, if any, to BANC ONE is not presently known. The date for issuance of the final statement has not yet been determined.

Investment in Majority-Owned Affiliates (Parent Company Only)

The Corporation's investment in affiliates represents the total equity of majority-owned consolidated subsidiaries, using the equity method of accounting.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks.

Net Income Per Common Share

Net income per common share is calculated by dividing net income available to common stockholders (net income less preferred dividends) by the average number of common shares outstanding (total shares issued less treasury stock) and any dilutive common stock equivalents for the period.

Stock-Based Compensation

BANC ONE applies APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock-based compensation plans. In 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) which is effective for fiscal years beginning after December 15, 1995. Under SFAS 123, the Corporation may elect to recognize stock-based compensation expense based on the fair value of the awards or continue to account for stock-based compensation under APB 25. The Corporation has elected to continue to apply the provisions of APB 25.

New Accounting Pronouncements

BANC ONE adopted Statement of Financial Accounting Standards (SFAS) No. 125. "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," effective January 1, 1997. SFAS 125 requires that after a transfer of financial assets, an entity must recognize the financial and servicing assets controlled and liabilities incurred and derecognize financial assets and liabilities in which control is surrendered or when debt is extinguished. The impact on BANC ONE's consolidated financial position and results of operations is not expected to be material.

SFAS 128 "Earnings Per Share" was issued in February 1997 and is effective for financial statements issued for periods ending after December 15, 1997. The statement specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock. The impact of the statement on BANC ONE's earnings per share is not expected to be material.

In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income". This Statement, which is effective for the year ended December 31, 1998, requires the reporting of comprehensive income and its components in an additional full set of general-purpose financial statements. BANC ONE is reviewing the components of comprehensive income as outlined by the Statement and plans to disclose the information as required.

In second quarter 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." This Statement provides guidance for the way public enterprises report information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. It also requires certain related disclosures about products and services, geographic areas and major customers. The segment and other information disclosures are required for the year ended December 31, 1998.

NOTE 2 ACQUISITIONS AND DISPOSITIONS

On June 27, 1997, the Corporation completed its acquisition of First USA, Inc. ("First USA"), located in Dallas, Texas. The Corporation issued approximately 163 million shares of the Corporation's common stock for all the outstanding common stock of First USA in a tax-free exchange. First USA, a financial service company specializing in the credit card business, had $24.6 billion in managed credit card receivables and 17.8 million cardholders at June 27, 1997 compared to $22.2 billion in managed credit card receivables and 15.9 million card holders at December 31, 1996. First USA had total assets of $10.9 billion and $10.3 billion at June 30, 1997 and December 31, 1996, respectively and stockholders' equity of $1.2 billion at both June 27, 1997 and December 31, 1996. The acquisition was accounted for as a pooling of interests and therefore, these consolidated financial statements have been restated for all periods presented to include the results of operations, financial position and changes in cash flows of First USA. First USA had a June 30 fiscal year end and therefore, adjustments have been made to conform First USA's year end to BANC ONE's calendar year end. These adjustments did not have a material impact on the Consolidated Financial Statements.

         The separate results of operations for BANC ONE and First USA were as follows (in thousands):

                                    1996               1995             1994
--------------------------------------------------------------------------------
REVENUE:
      BANC ONE                   $10,272,356       $ 8,970,888       $ 7,777,941
      First USA                    1,826,836         1,392,489           983,530
                                 -----------       -----------       -----------
                                  12,099,192        10,363,377         8,761,471
                                 ===========       ===========       ===========

    NET INCOME:
     BANC ONE                      1,426,533         1,277,863         1,005,109
     First USA                       246,312           167,348           182,959
                                 -----------       -----------       -----------
                                 $ 1,672,845       $ 1,445,211       $ 1,188,068
                                 ===========       ===========       ===========

On June 1, 1997, the Corporation acquired all of the outstanding shares of Liberty Bancorp, Inc. (Liberty), a multi-bank holding company headquartered in Oklahoma City, Oklahoma, in exchange for 11.9 million shares of the Corporation's common stock valued at $483.2 million. The acquisition was accounted for as a purchase. Excess cost over net assets purchased of $266.7 million was recognized in the second quarter of 1997 and will be amortized over 25 years using the straight-line method. Liberty had $2.9 billion in assets at December 31, 1996, and 29 banking offices primarily in Oklahoma City and Tulsa. No effects of this acquisition are included in the financial statements prior to the date of purchase and the pro forma effect on prior periods results of operations was not material.

On January 2, 1996, the Corporation acquired all of the outstanding shares of Premier Bancorp, Inc. (Premier) of Baton Rouge, Louisiana, in exchange for 24 million shares of the Corporation's common stock valued at $711 million. The acquisition was accounted for as a purchase. Goodwill of $263 million was recognized and will be amortized over 25 years using the straight-line method. Premier had assets of $6.3 billion at December 31, 1995. No effects of this acquisition are included in the financial statements prior to the date of purchase. To reflect the purchase of Premier as if the acquisition occurred on January 1, 1995, BANC ONE's consolidated pro forma total revenue, net income and net income per common share would have been $10.9 billion, $1.5 billion and $2.43, respectively.

NOTE 3 RESTRUCTURING CHARGES AND MERGER RELATED COSTS

In connection with the First USA merger and other strategic initiatives, BANC ONE identified one-time restructuring charges and merger related costs of $467.4 million ($328.8 million after-tax), of which $337.3 million was recorded as a restructuring charge and $130.1 million was recorded as additional provision for credit losses.

The restructuring charge associated with the First USA merger totaled $240.9 million and consisted of: employee benefits, severance and stock options vesting costs; professional services costs; premiums to redeem preferred securities of subsidiary trust; asset related write-downs and other merger related costs.

The remaining $96.4 million charge related to costs associated with the strategic initiatives to streamline the retail branch delivery structure by consolidating approximately 200 banking centers over the next 18 months and the termination of the development of the Strategic Banking System, a retail banking system..

The $130.1 million additional provision for credit losses primarily reflects the reclassification of $2.0 billion of credit card loans previously classified as held for sale to the loan and lease portfolio in connection with the effort to consolidate the BANC ONE and First USA credit card master trusts; as well as an additional provision to align the credit card charge-off policies of BANC ONE and First USA.

NOTE 4 SECURITIES AND OFF-BALANCE SHEET ACTIVITIES

Following are the estimated maturities, fair value, amortized cost and weighted average yields of securities by type:

                                                  MATURITIES OF SECURITIES AT DECEMBER 31, 1996 (1)              DECEMBER 31,
                                        ------------------------------------------------------------------     ----------------
                                                                                           2002-
$(MILLIONS)                              1997      1998      1999      2000      2001      2006      2007+     1996      1995
-------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY(2)(3)
Tax-exempt
 Amortized cost                         $   213   $   123   $    76   $    87   $    59   $    89   $    38   $   685   $   909
 Fair Value                                 216       127        81        91        63        95        41       714       953
 Weighted average yield                    6.86%     6.82%     6.54%     7.08%     6.65%     6.50%     5.58%     6.71%     6.63%
All other
 Amortized cost                             510       432       373       313       274       981       830     3,713     2,721
 Fair Value                                 512       432       373       312       274       981       831     3,715     2,726
 Weighted average yield                    6.38%     6.43%     6.44%     6.41%     6.42%     6.51%     6.37%     6.58%     6.81%
Total amortized cost                    $   723   $   555   $   449   $   400   $   333   $ 1,070   $   868   $ 4,398   $ 3,630
                                        =======   =======   =======   =======   =======   =======   =======   =======   =======

Total Fair value                        $   728   $   559   $   454   $   403   $   337   $ 1,076   $   872   $ 4,429   $ 3,679
                                        =======   =======   =======   =======   =======   =======   =======   =======   =======

SECURITIES AVAILABLE FOR SALE(2)(3)(4)
United States treasury and agencies
 Amortized cost                         $   882   $ 1,245   $   351   $   392   $   551   $   911   $     3   $ 4,335   $ 3,029
 Fair Value                                 883     1,246       349       392       536       904         3     4,313     3,060
 Weighted average yield                    5.94%     5.89%     5.73%     6.24%     5.53%     6.33%     7.47%     5.97%     6.06%
Mortgage and asset-backed
securities:
 Government
   Amortized cost                           543       441       955     1,905       959     1,763       164     6,730     6,553
   Fair Value                               548       449       967     1,934       972     1,757       165     6,792     6,660
   Weighted average yield                  5.66%     7.40%     6.66%     6.92%     7.19%     6.95%     7.66%     6.88%     7.05%
Other
 Amortized cost                             341       551       328       457       260       110        27     2,074     3,595
 Fair Value                                 340       555       326       453       245       110        27     2,056     3,587
 Weighted average yield                    5.53%     6.58%     6.12%     6.42%     6.07%     6.61%    11.85%     6.30%     6.43%
Tax-exempt
 Amortized cost                             236       103        97       119       119       294         5       973       813
 Fair Value                                 237       104        98       120       120       296         5       980       825
 Weighted average yield                    4.53%     4.75%     4.78%     4.75%     4.81%     4.91%     7.54%     4.77%     5.02%
Other
 Amortized cost                             264        37         9       121        11        57        92       591       486
 Fair Value                                 264        37        10       121        11        57        93       593       488
 Weighted average yield                    5.92%     6.20%     6.47%     6.06%     8.03%     7.48%     6.67%     6.28%     7.93%

Total amortized cost                    $ 2,266   $ 2,377   $ 1,740   $ 2,994   $ 1,900   $ 3,135   $   291   $14,703   $14,476
                                        =======   =======   =======   =======   =======   =======   =======   =======   =======

Total fair value                        $ 2,272   $ 2,391   $ 1,750   $ 3,020   $ 1,884   $ 3,124   $   293   $14,734   $14,620
                                        =======   =======   =======   =======   =======   =======   =======   =======   =======

(1) Reflects estimated maturity.

(2) Weighted average yields on tax-exempt securities are not reflected on a tax equivalent basis.

(3) Weighted average yields for both held to maturity and available-for-sale securities are based on amortized historical cost.

(4) Includes trading securities carried at fair value of $549 million and $243 million at December 31, 1996 and 1995, respectively.

The following are net realized gains and losses on securities sold or called and unrealized gains and losses on securities held:

                                                                                                    UNREALIZED GAIN (LOSS) AS OF
                                                    REALIZED GAIN (LOSS) DURING 1996                     DECEMBER 31, 1996
                                        ------------------------------------------------------   ----------------------------------
                                                                                           NET                                  NET
                                                                                      REALIZED                           UNREALIZED
                                        AMORTIZED              REALIZED   REALIZED        GAIN   UNREALIZED  UNREALIZED        GAIN
$(MILLIONS)                                  COST   PROCEEDS      GAINS     LOSSES       (LOSS)       GAINS      LOSSES       (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 Tax-exempt                               $    38    $    40    $     2                $     2     $    35      $    (6)    $    29
 All other                                                                                              13           (9)          4
Securities available for sale:
 United States treasury                       556        558          2                      2           8          (30)        (22)
  and federal agencies
 Mortgage and asset-backed securities:
 Government                                 1,728      1,737         21    $   (12)          9           83         (21)         62
 Other                                        903        907          7         (3)          4           11         (29)        (18)
 Tax-exempt and other                         166        244         89        (11)         78           13          (5)          8
                                          -------    -------    -------    -------     -------      -------     -------     -------
Total                                     $ 3,391    $ 3,486    $   121        (26)    $    95      $   163     $  (100)    $    63
                                          =======    =======    =======    =======     =======      =======     =======     =======



                                                                                                    UNREALIZED GAIN (LOSS) AS OF
                                                    REALIZED GAIN (LOSS) DURING 1995                     DECEMBER 31, 1995
                                        ------------------------------------------------------   ----------------------------------
                                                                                           NET                                  NET
                                                                                      REALIZED                           UNREALIZED
                                        AMORTIZED              REALIZED   REALIZED        GAIN   UNREALIZED  UNREALIZED        GAIN
$(MILLIONS)                                  COST   PROCEEDS      GAINS     LOSSES       (LOSS)       GAINS      LOSSES       (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 Tax-exempt                                $   95     $   96     $    1                 $    1       $   51      $   (7)     $   44
 All other                                     24         28          6     $   (2)          4           18         (13)          5
Securities available for sale:
 United States treasury                       635        636          7         (6)          1           33          (2)         31
  and federal agencies
 Mortgage and asset-backed securities:
  Government                                  591        585          1         (7)         (6)         117         (10)        107
  Other                                     1,209      1,204          3         (8)         (5)          25         (33)         (8)
 Tax-exempt and other                         108        141         33                     33           19          (5)         14
                                           ------     ------     ------     ------      ------       ------      ------      ------
Total                                      $2,662     $2,690     $   51     $  (23)     $   28       $  263      $  (70)     $  193
                                           ======     ======     ======     ======      ======       ======      ======      ======



                                                                                                    UNREALIZED GAIN (LOSS) AS OF
                                                    REALIZED GAIN (LOSS) DURING 1994                     DECEMBER 31, 1994
                                        ------------------------------------------------------   ----------------------------------
                                                                                           NET                                  NET
                                                                                      REALIZED                           UNREALIZED
                                        AMORTIZED              REALIZED   REALIZED        GAIN   UNREALIZED  UNREALIZED        GAIN
$(MILLIONS)                                  COST   PROCEEDS      GAINS     LOSSES       (LOSS)       GAINS      LOSSES       (LOSS)
-----------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
 Tax-exempt                               $    55    $    56    $     2    $    (1)    $     1      $    51     $   (66)    $   (15)
 All other                                    355        354          4         (5)         (1)          31        (111)        (80)
Securities available for sale:
 United States treasury                    10,556     10,271        140       (425)       (285)           5         (12)         (7)
  and federal agencies
 Mortgage and asset-backed securities:
  Government                                  104        103                    (1)         (1)                    (106)       (106)
  Other                                       563        562          1         (2)         (1)          26         (98)        (72)
 Tax-exempt and other                          64         88         27         (3)         24            8          (1)          7
                                          -------    -------    -------    -------     -------      -------     -------     -------
Total                                     $11,697    $11,434    $   174    $  (437)    $  (263)     $   121     $  (394)    $  (273)
                                          =======    =======    =======    =======     =======      =======     =======     =======


Off-Balance Sheet Activities

The off-balance sheet investment products BANC ONE utilizes are primarily interest rate swaps. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payments without the exchange of the underlying notional amount on which interest payments are calculated. Interest rate swap agreements that synthetically alter assets and liabilities are entered into as part of a program to manage the impact of fluctuating interest rates.

The notional amounts of generic swaps do not change during the life of the swap contract. The notional amounts and lives of amortizing swaps change based on certain interest rate indices. Generally, as rates fall the notional amounts of receive fixed amortizing swaps decline more rapidly and as rates increase notional amounts decline more slowly. A key assumption in the maturity information in the following table is that future variable rates move as indicated by the forward interest rate curve in existence at December 31, 1996. To the extent that rates move in a fashion other than indicated by the forward interest rate curve the maturity information will change. Basis swaps are contracts under which amounts are generally received based on LIBOR, typically subject to certain defined caps, and paid based on prime. Accrual of interest on forward starting swaps commences at predetermined future dates.

Purchased caps require the payment of a fee for the right to receive interest payments on the contract notional amount when a floating rate (typically LIBOR) rises above a strike rate. The impact on net interest income is the excess of the floating rate over the strike rate less the periodic amortization of the premium paid.

The notional amounts shown in the following table represent agreed upon amounts on which calculations of interest payments to be exchanged are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated pay and receive amounts on each transaction, which is generally netted and paid or received quarterly and the ability of the counterparty to perform its payment obligation under the agreement. BANC ONE has very stringent policies governing off-balance sheet investment product activities and collateral is typically exchanged with the counterparties to further minimize credit risk. The methods used to determine counterparty and credit lines are formally reviewed and approved annually.

There were $4 million and $23 million of net deferred items primarily representing premiums paid at December 31, 1996 and 1995, respectively. There were no past due payments, nor were there any reserves for credit losses on off-balance-sheet investment products, as of these dates. Trading and dealer activities are not material and thus not separately disclosed. The following table reflects the estimated maturities and weighted average fixed rates of off-balance-sheet investment products by type at December 31, 1996.


                                                  MATURITIES OF OFF-BALANCE SHEET INVESTMENT                        DECEMBER 31,
                                                     PRODUCTS AT DECEMBER 31, 1996 (1)(2)
                                  ---------------------------------------------------------------------------     -----------------
                                                                                            2002-
$(MILLIONS)                         1997       1998       1999       2000       2001        2006       2007+      1996        1995
-----------------------------------------------------------------------------------------------------------------------------------
RECEIVED FIXED SWAP
 Notional value                   $ 4,778    $ 2,198    $ 1,025    $ 1,310    $ 1,050     $ 1,566     $   800    $12,727    $11,712
 Weighted average receive rate       5.37%      5.97%      5.84%      6.27%      6.08%       6.51%       6.97%      5.90%      5.87%
Received fixed amortizing swaps
 Notional value                   $ 1,453    $   434    $    19    $   150                                       $ 2,056    $ 7,946
 Weighted average receive rate       5.23%      5.58%      7.27%      5.54%                                         5.35%      5.29%
Pay fixed swaps
 Notional value                   $   (95)   $(1,500)   $    (6)   $  (507)                                      $(2,108)   $(2,673)
 Weighted average receive rate       8.54%      6.16%      8.68%      6.54%                                         6.36%      5.76%
Net receive fixed position        $ 6,136    $ 1,132    $ 1,038    $   953    $ 1,050     $ 1,566     $   800    $12,675    $16,985
Purchased caps
 Notional value                       941      1,004         16          1          2           9                  1,973      5,253
Basis swaps
 Notional value                     3,730        754         58                    50         137                  4,729      8,304
Other (3)
 Notional value                   $ 1,040               $ 1,000                           $    16                $ 2,056    $ 4,052


(1) Maturities are based on estimated future interest rates from the forward interest rate curve at December 31, 1996.

(2) Variable receive and pay interest rates, which are based primarily on three month LIBOR or prime, are not included in the table.

(3) Other off-balance sheet investment products include forward-starting contracts ($1.0 billion and $1.4 billion at December 31, 1996 and 1995, respectively), floors, futures, options, swap options and forward rate agreements. Customer transactions of $1.6 billion and $1.2 billion at December 31, 1996 and December 31, 1995, respectively, have been excluded.

Unrealized gains and losses in off-balance sheet investments products at December 31, 1996 and 1995 are summarized as follows:

                                                                                        NET UNREALIZED GAIN
                                                                                     (LOSS) AS OF DECEMBER 31,
                                                                                   ----------------------------
$(MILLIONS)                                                                            1996            1995
---------------------------------------------------------------------------------------------------------------
Receive fixed swaps                                                                $        (28)   $        165
Received fixed amortizing swaps                                                              (6)            (13)
Pay fixed swaps                                                                             (13)            (13)
Purchased caps                                                                               (8)            (18)
Basis swaps                                                                                  (6)            (37)
Forward starting and other                                                                   10              (8)
                                                                                   ------------    ------------
Total                                                                              $        (51)   $         76
                                                                                   ============    ============

NOTE 5  LOANS AND LEASES

The composition of the loan and lease portfolio at December 31, 1996 and 1995 is summarized as follows:

$(THOUSANDS)                                                                           1996            1995
---------------------------------------------------------------------------------------------------------------
Commercial, financial and agricultural                                             $ 20,232,193    $ 17,903,692
Real estate:
 Commercial                                                                           6,429,434       5,667,826
 Construction                                                                         3,601,958       2,692,587
 Residential                                                                         13,917,037      10,756,169
Consumer (net of unearned income of $725,476 and $487,147 at December
   31, 1996 and 1995, respectively)                                                  19,459,148      18,407,595
Credit card                                                                          13,423,517      11,257,838
Leases (net of unearned income of $657, 835 and $491,684 at
   December 31,1996 and 1995, respectively)                                           2,326,508       1,732,196
                                                                                   ------------    ------------
Total loans and leases                                                             $ 79,389,795    $ 68,417,903
                                                                                   ============    ============

In the normal course of business, BANC ONE issues commitments to extend credit, standby letters of credit, and commercial and other letters of credit to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.

The contract amounts of these instruments are shown below

$(MILLIONS)                                                                            1996            1995
---------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                       $    147,754    $    117,641
Standby letters of credit                                                                 3,140           3,493
Commercial and other letters of credit                                                     163             278

Commitments to extend credit are agreements to lend to a customer provided there is not a violation of any condition established in the contract. Non-credit card commitments generally have fixed expiration dates, may require payment of a fee and contain termination and other clauses that provide for relief from funding in the event that there is a significant deterioration in the credit quality of the customer. Since many of the commitments are expected to or typically expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The exposure to credit loss in the event of nonperformance by the other party to these commitments is represented by the contractual amount. The same credit policies are applied in making commitments for on-balance sheet instruments, mainly by evaluating each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary upon extension of credit, is based on management's credit evaluation of the borrower. The collateral varies, but may include residential real estate, accounts receivable, inventories, investments, property, plant and equipment and income-producing commercial properties.

Letters of credit are conditional commitments guaranteeing payment on drafts drawn in accordance with the terms of the documents. Commercial letters of credit are used to facilitate trade or commerce with the drafts being drawn when the underlying transaction is consummated. Standby letters of credit guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in making loan commitments to customers. The same credit policies are used in providing these conditional obligations as it does for on-balance sheet instruments. Collateral for those commitments when deemed necessary varies, but may include accounts receivable, inventories, investments and real estate.

BANC ONE has entered into several loan securitizations. The risk associated with these transactions is limited to certain on-balance sheet receivables (approximately $374 million at December 31, 1996). The remaining market and credit risks are transferred to the investors and the third-party institutions providing credit enhancement.

At December 31, 1996 and 1995, respectively, there were $7.7 billion and $6.2 billion of loans to real estate operators, managers and developers and construction contractors which represented 9.70% and 9.06% of total loans and leases. There were no other significant concentrations. Real estate loans and loan commitments are primarily for properties located throughout the Midwest and Southwest. Repayment of these loans is dependent in part upon the economic conditions in those regions. Each customer's creditworthiness is evaluated on an individual basis. Collateral is required on real estate loans consisting primarily of residential and income-producing properties.

Credit card loans, consumer loans and related loan commitments are located throughout the United States. Repayment of these loans is dependent in part upon regional and national economic factors. Collateral is not required on credit card loans because of the low average balance of each loan.

Mortgage loans serviced for others approximated $22.5 billion and $19.9 billion at December 31, 1996 and 1995, respectively.

NOTE 6  ALLOWANCE FOR CREDIT LOSSES

The following summarizes activity in the allowance for credit losses for 1996, 1995 and 1994.

$(THOUSANDS)                                            1996             1995           1994
------------------------------------------------------------------------------------------------
BALANCE, BEGINNING OF PERIOD                         $ 1,008,023     $   963,180     $ 1,030,254
Allowances associated with acquisitions and other         66,587          (3,888)          4,526
Provision for credit losses                              942,714         526,138         292,222
Total charge-offs                                     (1,065,996)       (677,908)       (578,727)
Recoveries                                               246,351         200,501         214,905
                                                     -----------     -----------     -----------
Net losses charged to the allowance                     (819,645)       (477,407)       (363,822)
                                                     -----------     -----------     -----------
BALANCE, END OF PERIOD                               $ 1,197,679     $ 1,008,023     $   963,180
                                                     ===========     ===========     ===========

The provision for credit losses charged to expense is based upon credit loss experience and an evaluation of potential losses in the current loan and lease portfolio, including the evaluation of impaired loans under SFAS No.'s 114 and 118 (collectively, SFAS 114), "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures". All nonaccrual loans on which a specific reserve calculation is required and significant troubled debt restructurings are considered impaired. Impairment is primarily measured based on the fair value of the loan's collateral. Impairment losses are included in the provision for credit losses. Loans collectively evaluated for impairment include certain smaller balance commercial loans, consumer loans, residential real estate loans and credit card loans. SFAS 114 does not apply to large groups of smaller balance homogeneous loans that are collectively evaluated for impairment, except for those loans restructured under a troubled debt restructuring. A loan is considered restructured when certain concessions are made to a financially troubled debtor that are not normally considered.

The following table summarizes impaired loan information at December 31, 1996 and 1995.

$(THOUSANDS)                                                  1996        1995
--------------------------------------------------------------------------------
Impaired loans with related allowance                       $109,781    $141,467
Impaired loans with no related allowance                     161,579      75,694
                                                            --------    --------
Total impaired loans                                        $271,360    $217,161
                                                            ========    ========
Allowance on impaired loans                                 $ 33,101    $ 41,119
                                                            ========    ========


                                                             FOR THE YEAR ENDED
                                                                DECEMBER 31,
                                                            --------------------
$(THOUSANDS)                                                  1996        1995
--------------------------------------------------------------------------------
Average impaired loans                                      $274,545    $219,962
Interest income recognized on impaired loans                   7,764       6,706
Cash basis interest income recognized on impaired loans        2,737       3,698

Interest payments on impaired loans are typically applied to principal unless collectability of the principal amount is fully assured, in which case interest is recognized on the cash basis. Interest may be recognized on the accrual basis for certain troubled debt restructurings which are included in the impaired loan data above.

NOTE 7 BANK PREMISES, EQUIPMENT AND LEASES

The major categories of bank premises and equipment and accumulated depreciation at December 31, 1996 and 1995, are summarized as follows:

$(THOUSANDS)                                              1996           1995
--------------------------------------------------------------------------------
Land                                                   $  220,211     $  208,164
Building                                                1,252,757      1,040,104
Equipment                                               1,873,738      1,601,004
Leasehold improvements                                    328,740        305,411
                                                       ----------     ----------
                                                        3,675,446      3,154,683
Less accumulated depreciation and amortization          1,876,296      1,502,616
                                                       ----------     ----------
Bank premises and equipment, net                       $1,799,150     $1,652,067
                                                       ==========     ==========

As of December 31, 1996, the future minimum rental payments required under noncancelable operating leases with initial terms in excess of one year are $129 million, $118 million, $100 million, $81 million, and $70 million for each of the years 1997 through 2001, respectively, and $409 million thereafter. Rental expense under operating leases approximated $182 million in 1996, $170 million in 1995 and $182 million in 1994.

NOTE 8  SHORT-TERM BORROWINGS

Information pertaining to short-term borrowings for 1996, 1995 and 1994, is summarized below:

                                    FEDERAL FUNDS      REPURCHASE         COMMERCIAL          BANK
$(THOUSANDS)                         PURCHASED(1)     AGREEMENTS(1)        PAPER(2)          NOTES(3)          OTHER (4)
------------------------------------------------------------------------------------------------------------------------
1996:
Balance end of year                   $7,009,176        $5,849,329        $1,683,790        $2,783,914        $  999,190
Highest month-end balance              7,134,536         5,849,329         1,754,113         3,487,832         1,660,603
Average daily balance                  6,175,854         4,618,439         1,281,410         2,711,661           581,414
Weighted average interest rate:
         As of year-end                     6.00%             5.01%             5.40%             5.45%             5.13%
         Paid during year                   5.48              4.75              5.32              5.43              5.22
1995:
Balance end of year                   $5,528,313        $3,031,071        $  652,801        $2,762,642        $  503,748
Highest month-end balance              6,067,603         4,458,311         1,469,476         2,978,642         1,488,626
Average daily balance                  4,405,978         3,154,123         1,278,631         2,144,360           583,234
Weighted average interest rate:
         As of year-end                     5.69%             4.91%             5.72%             5.92%             5.37%
         Paid during year                   5.98              4.98              6.16              5.89              5.56
1994:
Balance end of year                   $2,955,250        $3,247,512        $1,272,660        $3,028,821        $  752,761
Highest month-end balance              4,363,361         6,737,075         1,272,660         3,117,925         1,563,387
Average daily balance                  3,358,740         4,450,598         1,047,795         2,077,603           662,064
Weighted average interest rate:
         As of year-end                     5.56%             4.63%             5.61%             5.00%             5.40%
         Paid during year                   4.46              3.57              4.61              4.62              4.03

(1) Federal funds purchased and repurchase agreements represent primarily overnight borrowings.

(2) The commercial paper of the Corporation and certain affiliates is supported by a $2 billion line of credit to the Corporation maturing in the year 2000 with unaffiliated banks carrying an annual commitment fee of .08%

(3) Bank notes have both fixed and variable interest rates with maturities of approximately one year.

(4) Other includes demand notes payable - U.S. Treasury and other notes.

NOTE 9 LONG-TERM BORROWINGS

Long-term borrowings are summarized as follows:

                                                                         STATED   EFFECTIVE
$(THOUSANDS)                                              MATURITY         RATE     RATE(1)                DECEMBER 31,
                                                                                                    -------------------------
                                                                                                       1996           1995
-----------------------------------------------------------------------------------------------------------------------------
Corporation: Subordinated notes (2)                           2002         7.25%       6.66%        $  348,454     $  346,337
             Subordinated notes (2)                           2003         8.74        7.80            170,000        169,881
             Subordinated notes (2)                           2005         7.00        6.26            298,370        296,155
             Subordinated notes (2)                           2009         9.88       10.11            196,471        196,012
             Subordinated notes (2)                           2010        10.00       10.25            197,668        197,369
             Subordinated notes (2)                           2025         7.75        6.59            297,122        294,272
             Subordinated notes (2)                           2026         7.63        6.40            495,977
Affiliates:  Subordinated notes (3)                        Various      Various     Various            752,179        748,580
             Bank notes (4)                                Various      Various     Various          3,707,648      1,928,134
             Redeemable preferred securities (5)              2027         9.33                        200,000
             Unsecured revolving loans (6)                    2000                                                     54,000
             Capital leases and other                      Various      Various     Various            163,934         99,761
                                                                                                       -------         ------
             Total                                                                                  $6,827,823     $4,330,501
                                                                                                    ==========     ==========

(1) The effective rate includes amortization of premium or discount. Interest rate swap agreements have been entered into that have altered the stated interest rate for certain of the borrowings to variable interest rates. The effective rates include the impact of these swap agreements at December 31, 1996. The terms to maturity of the swaps are shorter than or equal to the altered borrowings.

(2) These notes are not subject to redemption and impose certain limitations relating to funded debt, liens and the sale or issuance of capital stock of significant bank subsidiaries.

(3) These notes have stated rates ranging from 6.0% to 7.65%. The effective rates range from 5.19% to 7.10%. The notes mature between 2002 and 2005, and are not subject to early redemption.

(4) Notes have stated or variable rates ranging from 5.26% to 6.54%, effective rates ranging from 5.33% to 6.37% ,and mature between 1997 and 2006.

(5) These notes are redeemable preferred securities of a subsidiary trust holding solely subordinated debentures of the Corporation. In June, 1997 the company paid a premium of $36 million to redeem $193 million of these securities.

(6) The total revolving credit facility is $300 million payable to a bank syndicate. The facility bears interest base on LIBOR plus 0.25% to 0.65% and commitment fees range from 0.125% to 0.25% on the unused portion. This facility was terminated in June, 1997.

At December 31, 1996, the aggregate annual repayments of long-term borrowings for BANC ONE affiliates (excluding the Corporation) are $1,069 million, $1,449 million, $707 million, $18 million and $530 million for each of the years 1997 through 2001, respectively and $1,050 million thereafter. All long-term borrowings of the Corporation are due after the year 2001.

NOTE 10 STOCK DIVIDENDS AND CONVERTIBLE PREFERRED STOCK

On January 23, 1996 and January 25, 1994, the Corporation declared 10% common stock dividends to stockholders of record on February 21, 1996 and February 10, 1994, respectively. Accordingly, certain common stock share data have been adjusted to include the effect of the stock dividends.

Each of the Series C preferred shares can be converted into 1.928982 shares of the Corporation's common stock and provides for cumulative quarterly dividends at an annual rate of $3.50 per share. The Series C preferred shares have a stated liquidation value of $50 per share plus an amount per share equal to all dividends cumulating or accrued and unpaid thereon to the date of such liquidation. The Series C preferred shares were redeemable by

BANC ONE beginning April 15, 1995 at an initial call price of $52.10 per share, declining to $50.00 per share on and after March 31, 2001. The redemption price was $51.95 for 1996.

First USA had 5.75 million shares of 6 1/4% mandatory convertible preferred stock, $.01 par value, at December 31, 1996. Dividends at an annual rate of $1.99 per share on the preferred stock are cumulative and payable quarterly in average. The preferred stock had a liquidation value of $31.875 per share and was convertible into .833 shares of First USA common stock. First USA's preferred stock was converted into BANC ONE common stock in connection with the acquisition on June 27, 1997.

NOTE 11 DIVIDEND AND CAPITAL RESTRICTIONS

Payment of dividends by bank affiliates and certain other non-bank affiliates is subject to various national and/or state regulatory restrictions. The amount of dividends available from non-bank affiliates that are subject to dividend restrictions is regulated by the governing agency to which they report. At December 31, 1996, $1.3 billion of the total stockholders' equity of banking affiliates was available for payment of dividends without approval by the applicable regulatory authority.

BANC ONE and its affiliated banks are subject to various regulatory capital requirements administered by the federal banking agencies. Pursuant to federal holding company and bank regulations, BANC ONE and each bank affiliate is assigned to a capital category. The assigned capital category is largely determined by the three ratios that are calculated in accordance with specific instructions included in the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. To be categorized as well capitalized each entity must maintain total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively. However, the capital category assigned to an entity can also be affected by qualitative judgments made by such entity's primary regulatory agency about the risks inherent in that entity's activities that are not reflected in the calculated ratios.

There are five capital categories defined in the regulations: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Classification of an affiliate bank in any of the undercapitalized categories can result in certain mandatory and possibly additional discretionary actions by regulators that could have a material effect on a bank's operations. As of December 31, 1996, BANC ONE and each of its affiliate banks are categorized as well capitalized and met all capital adequacy requirements to which each respective entity is subject. There are no conditions or events since December 31, 1996 that management believes have changed any entity's category.

The actual and required capital amounts and ratios for BANC ONE and certain significant banking affiliates are presented in the table as follows:

                                                                                            TO BE CATEGORIZED
                                                                  ACTUAL                  ADEQUATELY CAPITALIZED
                                                          -----------------------        ----------------------
AS OF DECEMBER 31, 1996                                       CAPITAL     CAPITAL            CAPITAL    CAPITAL
$(THOUSANDS)                                                   AMOUNT       RATIO             AMOUNT      RATIO
---------------------------------------------------------------------------------------------------------------
TOTAL RISK ADJUSTED CAPITAL (TO RISK WEIGHTED ASSETS):
BANC ONE CORPORATION (consolidated)                       $13,482,174       14.07%       $ 7,663,080       8.00%
Bank One Arizona, N.A                                       1,297,110       10.76            964,750       8.00
Bank One, Texas, N.A                                        1,645,923       10.46          1,259,213       8.00
TIER I CAPITAL (TO RISK WEIGHTED ASSETS):
BANC ONE CORPORATION (consolidated)                         9,556,913        9.98          3,831,540       4.00
Bank One Arizona, N.A                                         999,699        8.29            482,375       4.00
Bank One, Texas, N.A                                        1,502,008        9.54            629,606       4.00
TIER I LEVERAGE (TO AVERAGE ASSETS):
BANC ONE CORPORATION (consolidated)                         9,556,913        8.88          4,303,283       4.00
Bank One Arizona, N.A                                         999,699        7.25            551,578       4.00
Bank One, Texas, N.A                                      $ 1,502,008        7.37%       $   815,231       4.00%

NOTE 12 INCOME TAXES

The Corporation and its affiliates file a consolidated federal income tax return and income tax expense is apportioned among all affiliates based upon their taxable income or loss and tax credits. The effective income tax rate is below the statutory rate due to the following:

$(THOUSANDS)                                                    1996                       1995                       1994
-----------------------------------------------------------------------------------------------------------------------------------
Statutory tax rate                                     $ 873,905         35.0%    $ 760,738         35.0%    $ 632,164         35.0%
Increase (reduction) in tax rate resulting from:
   State income taxes, net of federal income tax
     benefit                                              33,991          1.4        56,375          2.6        53,134          2.9
   Tax exempt interest                                   (54,620)        (2.2)      (50,853)        (2.3)      (59,273)        (3.3)
   Issuance of IRS regulations relating to
     acquisition of troubled financial Institutions            0          0.0       (22,265)        (1.0)            0          0.0
   Tax credits                                           (14,296)        (0.6)       (8,154)        (0.4)       (7,151)        (0.4)
   Other, net                                            (14,954)        (0.6)       (7,515)        (0.2)         (757)        (0.0)
                                                       ---------    ---------     ---------    ---------     ---------    ---------
Actual tax rate                                        $ 824,026         33.0%    $ 728,326         33.5%    $ 618,117         34.2%
                                                       =========    =========     =========    =========     =========    =========

         Components of provision for income taxes follows:

$(THOUSANDS)                                  1996          1995          1994
--------------------------------------------------------------------------------
Deferred federal tax                        $180,113      $155,521      $178,391
Federal amount currently payable             591,620       486,074       356,871
Deferred state fax                             9,237        17,625        26,803
State amount currently payable                43,056        69,106        56,052
                                            --------      --------      --------
Total provision                             $824,026      $728,326      $618,117
                                            ========      ========      ========

Deferred tax assets and liabilities at December 31, 1996 and 1995 consisted of the following:

$(THOUSANDS)                                                    1996            1995
----------------------------------------------------------------------------------------
Deferred tax assets
 Allowance for credit losses                                 $   446,306     $   380,451
 Accrued liabilities                                              86,039          97,525
 Other                                                            81,640          63,797
                                                             -----------     -----------
                                                                 613,985         541,773
                                                             ===========     ===========


Deferred tax liabilities:
 Leased assets and depreciation                                 (959,236)       (649,949)
 Unrealized holding gain on securities available for sale        (10,039)        (52,289)
 Securitization income                                           (77,751)        (76,651)
 Other                                                          (111,422)       (160,246)
                                                             -----------     -----------
                                                              (1,158,448)       (939,135)
                                                             -----------     -----------
 Net deferred tax liability                                  $  (544,462)    $  (397,362)
                                                             ===========     ===========

Deferred income taxes are determined separately for each taxable entity of BANC ONE in each tax jurisdiction. For each separate tax paying component, all deferred tax assets and liabilities are netted and presented in a single amount, which is included in other assets or other liabilities on the balance sheet, as follows:

$(THOUSANDS)                                           1996              1995
-------------------------------------------------------------------------------
Other liabilities
 Federal deferred tax liabilities                   $(482,108)        $(340,669)
 State deferred tax liabilities                       (62,354)          (56,693)
                                                    ---------         ---------
Net deferred tax liability                          $(544,462)        $(397,362)
                                                    =========         =========


NOTE 13 FAIR VALUE OF FINANCIAL INSTRUMENTS

The table below summarizes the estimated fair value of financial instruments.

                                                            DECEMBER 31,
                                         -------------------------------------------------
                                                  1996                       1995
                                         ----------------------     ----------------------
                                         CARRYING     ESTIMATED     CARRYING     ESTIMATED
$(MILLIONS)                                AMOUNT    FAIR VALUE       AMOUNT    FAIR VALUE
------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
 Cash and short-term investments         $  7,205      $  7,205     $  6,440      $  6,440
 Securities - held to maturity              4,398         4,429        3,630         3,679
 Securities - available for sale (1)       14,742        14,742       14,622        14,622
 Loans, net (2)                            73,056        74,379       63,547        65,976
Financial liabilities:
 Deposits                                  74,223        74,107       69,273        69,114
 Short-term borrowings                     18,325        18,326       12,479        12,478
 Long-term borrowings                       6,828         6,889        4,331         4,621
Off-balance sheet investment products           6           (19)          35            53

(1) The carrying amount and fair value of securities available for sale do not include the related fair value of off-balance sheet investment products, a $8 million loss and a $2 million loss at December 31, 1996 and 1995, respectively.

(2) Excludes net leases with a carrying amount of $6,610 million and $4,366 million at December 31, 1996 and 1995, respectively and includes loans held for sale.

Fair value amounts represent estimates of value at a point in time. Significant assumptions regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These assumptions are subjective and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the amounts estimated. While these estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of BANC ONE's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is BANC ONE's intent to hold most of its financial instruments to maturity, therefore, it is not probable that the fair values shown will be realized in a current transaction. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers (e.g. credit card intangibles) are not reflected. The value of these items is significant.

Because of the wide range of valuation techniques and the numerous estimates which must be made, it may be difficult to make reasonable comparisons of BANC ONE's fair value information to that of other financial institutions. It is important that the many uncertainties discussed above be considered when using the estimated fair value disclosures and to realize that because of these uncertainties, the aggregate fair value amount should in no way be construed as representative of the underlying value of BANC ONE.

The following describes the methodology and assumptions used to estimate fair value of financial instruments.

CASH AND SHORT-TERM INVESTMENTS. Cash and short-term investments are by definition short-term and do not present any unanticipated market risk. Therefore, the carrying amount is a reasonable estimate of fair value.

SECURITIES. The estimated fair values of securities by type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS. The loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For certain variable rate loans with no significant credit concerns and frequent repricing, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are generally based on BANC ONE's funding cost plus a spread. The spread incorporates the impact of credit quality, servicing costs and the cost of embedded options such as prepayments and caps. Maturity estimates are based on historical experience with prepayments and current economic and lending conditions. The estimated fair value of credit card receivables is based on the present value of cash flows arising from receivables outstanding and does not include the value associated with the relationships BANC ONE has with its credit card customers.

DEPOSITS. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. The estimated fair value of fixed rate time deposits are based on discounted cash flow. The discount rates used in these analyses are based on market rates of alternative funding sources currently available for similar remaining maturities, adjusted for servicing and deposit insurance costs.

SHORT-TERM BORROWINGS. Short-term borrowings reprice frequently, therefore, the carrying amount is a reasonable estimate of fair value.

LONG-TERM BORROWINGS. For publicly traded debt, estimated fair values are based on quoted market prices. Where such prices are not available, fair value is estimated using quoted market prices for similar instruments or by discounted cash flow analysis.

OFF-BALANCE SHEET INVESTMENT PRODUCTS. Carrying values for off-balance sheet investment products represent deferred amounts arising from these financial instruments. Where possible, the fair values are based upon quoted market prices. Where such prices do not exist, these values are based on dealer quotes.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND LETTERS OF CREDIT. The carrying amounts are reasonable estimates of the fair value of these financial instruments. Carrying amounts which are comprised of the unamortized fee income and, where necessary, reserves for any expected credit losses from these financial instruments, are immaterial.

NOTE 14 PLEDGED SECURITIES AND CONTINGENT LIABILITIES

As of December 31, 1996, securities having a book value of $9.8 billion were pledged as collateral for repurchase agreements, off-balance sheet investment products and as collateral for governmental and trust department deposits in accordance with federal and state requirements.

The Corporation's bank affiliates are required to maintain average balances with the Federal Reserve Bank. The average required reserve balances were $.5 billion and $.8 billion for 1996 and 1995, respectively.

The Corporation and certain of its affiliates have been named as defendants in various legal proceedings. Management believes that liabilities arising from these proceedings, if any, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of BANC ONE.

NOTE 15 EMPLOYEE BENEFIT PLANS

BANC ONE has various non-contributory pension plans covering substantially all employees. The retirement benefits are based on length of service and the employee's highest five years of compensation during the last 10 years of service. BANC ONE's funding policy is to contribute amounts necessary to meet the funding requirements set forth in the Employee Retirement Income Security Act of 1974. The following table sets forth the plans' funded status. Accrued pension cost at December 31, 1996 and 1995 includes $33 million and $23 million, respectively, for BANC ONE's non-qualified, unfunded supplemental pension plans.


$(THOUSANDS)                                                               1996          1995
------------------------------------------------------------------------------------------------
Accumulated benefit obligation, including vested benefits of
   $553,750 and $472,738 in 1996 and 1995, respectively                  $ 583,664     $ 496,104
                                                                         ---------     ---------
Projected benefit obligation for service rendered to date                $ 768,029     $ 716,809
Plan assets at fair value                                                  841,841       682,269
                                                                         ---------     ---------
Excess / (shortfall) of plan assets over projected benefit obligation       73,812       (34,540)
Unrecognized net loss / (gain) from past experience difference from
   that assumed and effects of changes in assumptions                      (85,295)       25,829
Unrecognized prior service cost                                             10,865        11,369
Unrecognized net transition asset                                          (11,289)      (13,969)
                                                                         ---------     ---------
Accrued pension cost                                                     $ (11,907)    $ (11,311)
                                                                         =========     =========

The plan assets primarily consist of U.S. Treasury and Federal Agency securities, and mutual funds. Plan assets include 927,401 shares of the Corporation's common stock at December 31, 1996 and 927,836 shares at December 31, 1995 as adjusted for the 10% common stock dividend payable March 6, 1996. The fair value of the Corporation's common stock held as plan assets was $40 million and $32 million at December 31, 1996 and 1995, respectively. Dividends received by the plans on the Corporation's common stock totaled $1 million in 1996 and 1995.

Net periodic pension cost for 1996, 1995 and 1994 included the following:

$(THOUSANDS)                                                             1996              1995             1994
-------------------------------------------------------------------------------------------------------------------
Service cost - benefits earned during the period                      $  55,600         $  42,508         $  46,498
Interest cost on projected benefit obligation                            55,144            46,648            43,503
Actual (return) / loss on plan assets                                  (106,034)         (102,068)           28,872
Net amortization and deferral                                            36,824            43,846           (82,877)
                                                                      ---------         ---------         ---------

Net periodic pension cost                                             $  41,534         $  30,934         $  35,996
                                                                      =========         =========         =========

Actuarial assumptions:
Weighted average discount rate for projected benefit
   obligation                                                              7.50%    7.50% to 8.50%    7.90% to 8.50%
Weighted average rate of compensation increase
                                                                           5.00%    5.00% to 6.00%    4.50% to 6.25%
Expected long-term rate of return on plan assets
                                                                  8.50% to 9.00%    8.50% to 9.00%    8.50% to 9.75%

Postretirement Benefits Other Than Pension

BANC ONE currently sponsors a defined benefit postretirement plan that covers salaried employees. The plan provides medical, dental and life insurance benefits. Benefits are available to retired employees with more than 10 years of service who retire under the normal or early retirement provisions of the BANC ONE Retirement Plan. The medical and dental benefits are contributory, while the life insurance is non-contributory.

Prior to 1993, BANC ONE accounted for postretirement benefits other than pensions on the cash basis. BANC ONE is amortizing the unrecognized transition obligation existing at January 1, 1993, when the accrual method of accounting for these benefits was adopted over a 20-year period. BANC ONE funds retiree medical benefits to the extent such benefits are deductible for federal income tax purposes; however, these assets are not restricted as to use for such benefits and therefore do not meet the definition of plan assets.

The following table sets forth the status of BANC ONE's postretirement benefit obligation at December 31, 1996 and 1995.

$(THOUSANDS)                                                              1996          1995
----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                                           $ (87,413)    $ (64,149)
    Fully eligible active plan participants                              (29,008)      (19,323)
    Other active plan participants                                       (38,929)      (33,900)
                                                                       ---------     ---------
Accumulated  postretirement benefit obligation in excess of plan        (155,350)     (117,372)
   assets
Unrecognized net (gain) / loss                                             5,375       (20,137)
Unrecognized transition obligation                                        90,053        95,681
                                                                       ---------     ---------
Accrued postretirement benefit cost                                    $ (59,922)    $ (41,828)
                                                                       =========     =========

Net periodic cost for postretirement health care and life insurance benefits during 1996, 1995 and 1994 include the following:

$(THOUSANDS)                                              1996         1995         1994
------------------------------------------------------------------------------------------
Service cost - benefits earned during the period        $  3,678     $  2,954     $  3,591
Interest cost on accumulated  postretirement benefit
obligation                                                 8,486        8,595        8,602
Amortization of unrecognized transition obligation         5,628        5,628        5,629
Amortization of unrecognized net gain                       (420)      (1,097)           0
                                                        --------     --------     --------
Net periodic postretirement benefit cost                $ 17,372     $ 16,080     $ 17,822
                                                        ========     ========     ========

The weighted average discount rates used in determining the accumulated postretirement benefit obligation at December 31, 1996, 1995 and 1994 were 7.50%, 7.50% and 8.75%, respectively.

For measurement purposes, a 8.0% annual rate of increase in the cost of covered health care benefits was assumed for 1997; the rate was assumed to decrease gradually to 5.0% in the year 2000 and thereafter. A one-percentage point increase in the health care cost trend rate in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by $16.0 million, or 10.3%, and would increase the aggregate of the service cost and interest cost components of net periodic postretirement benefit cost for 1996 by $1.1 million or 9.2%.

BANC ONE sponsors various 401(k) plans which include substantially all of its employees. BANC ONE is required to make contributions to the plans in varying amounts. For 1996, 1995 and 1994, the expense related to these plans was $19 million, $8 million and $12 million, respectively.

NOTE 16 STOCK-BASED COMPENSATION PLANS

BANC ONE applies APB 25 and related interpretations in accounting for its stock-based compensation plans. In accordance with SFAS 123, BANC ONE elected to continue to apply the provisions of APB 25. However, pro forma disclosures as if BANC ONE adopted the cost recognition provisions of SFAS 123 in 1995 are required and are presented below along with a summary of the plans and awards.

BANC ONE's stock option plans provide for the granting of options to purchase common shares to certain key employees. Generally, the stock option plans provide for the granting of incentive and non-qualified stock options and stock awards for up to an aggregate of one percent of the outstanding common stock of the Corporation as reported in BANC ONE's Annual Report on Form 10-K for the year ending immediately prior to such years plus carry over of certain shares not granted in prior years as defined by the plans. Further, the total number of shares available for grants of stock awards in any year shall not exceed one fourth of one percent of the Corporation's outstanding common stock as so reported. Based on December 31, 1995 outstanding shares, approximately 18.9 million shares of the Corporation's common stock were available for grant in 1996. In 1996, 617,001 shares were granted as stock awards.

The plans generally provide that the exercise price of any stock option may not be less than the fair market value of the common stock on the date of grant. No balance sheet recognition is made of options until such options are exercised and no amounts applicable thereto are reflected in net income. Under the plans, the awards vest over a period of years and expense is recognized over the vesting period. Options are not exercisable for at least one year from the date of grant and are thereafter exercisable for such periods as the Board of Directors, or a committee thereof, specify (which may not exceed 10 years for incentive stock options or 20 years for non-qualified stock options), provided that the optionee has remained in the employment of the Corporation or its affiliates. The Board or the committee may accelerate the exercise period for an option upon the optionee's disability, retirement, or death. All options expire at the end of the exercise period. Options of acquired entities are converted to BANC ONE options at the time of acquisition.

The following summarizes the Corporation's stock options as of December 31, 1996 and 1995, and the changes for the years then ended:

                                                             1996
                                               ---------------------------------
                                               NUMBER OF              WGTD. AVG.
                                                  SHARES          EXERCISE PRICE
--------------------------------------------------------------------------------
Outstanding at beginning of the year           19,080,448            $16.29
Granted                                         5,891,496             26.65
Exercised                                       3,572,471              8.17
Forfeited                                       1,032,220             25.27
Expired                                             4,695              9.80
Outstanding at the end of the year             ----------
                                               20,362,558             20.25
                                               ==========
Exercisable at the end of the year              7,940,319             11.40
                                               ==========

                                                             1995
                                               ---------------------------------
                                               NUMBER OF              WGTD. AVG.
                                                  SHARES          EXERCISE PRICE
--------------------------------------------------------------------------------
Outstanding at beginning of the year          16,952,224             $13.44
Granted                                        5,410,704              22.37
Exercised                                      2,557,851               8.23
Forfeited                                        717,890              24.58
Expired                                            6,739              33.54
Outstanding at the end of the year            ----------
                                              19,080,448              16.24
                                              ==========
Exercisable at the end of the year             8,383,110               8.05
                                              ==========

         The following summarizes information about the Corporation's stock options outstanding at December 31, 1996.

          SHARES SUBJECT TO OUTSTANDING OPTIONS                              EXERCISABLE
--------------------------------------------------------------      -----------------------------
                       OPTIONS    WGTD. AVG.
RANGE OF                SHARES     REMAINING        WGTD. AVG.           NUMBER        WGTD. AVG.
EXERCISE PRICE     OUTSTANDING          LIFE    EXERCISE PRICE      EXERCISABLE    EXERCISE PRICE
-------------------------------------------------------------------------------------------------
Less than 2.38       2,645,280        4.35          $ 1.68           2,645,280         $ 1.68
$ 2.38 to 5.65          55,963        5.24            2.84              46,636           2.37
$ 5.65 - 8.51           73,584        6.18            7.33              64,257           7.27
$ 8.51 - $12.42      1,750,025        5.55            9.53           1,388,125           9.64
$12.95 - $18.44      3,598,398        7.49           16.81           2,007,348          16.49
$19.25 - $28.43      7,596,705       10.12           23.45           1,743,092          21.61
Greater than $28.59  4,642,602       12.53           33.02              45,581          33.26

         The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1996 and 1995: 1) expected dividend yields ranged from 0.33% to 5.55%, 2) risk-free interest rates ranged from 5.48% to 7.92%, 3) expected volatility ranged from 20.21% to 32.95%, and 4) expected life of options ranged from five to nine years. The weighted average fair value at date of grant for options granted during 1996 and 1995 was $7.20 and $4.78 per option, respectively.

         Had the compensation cost for the Corporation's stock-based compensation plans been determined in accordance with the fair value based accounting method provided by SFAS 123, the net income and net income per common share for the years ended December 31, 1996 and 1995 would have been as follows:

$(MILLIONS, EXCEPT PER SHARE AMOUNTS)                PRO FORMA(1)    AS REPORTED
--------------------------------------------------------------------------------
1996 Net income                                        $1,665          $1,673
1996 Net income per common share                         2.76            2.78
1996 Net income                                         1,443           1,445
1996 Net income per common share                         2.43            2.43


(1) Due to the inclusion of only 1996 and 1995 option grants, the effect of applying SFAS 123 in 1996 and 1995 may not be representative of the pro forma impact in future years.


NOTE 17 RELATED PARTY TRANSACTIONS

Certain executive officers, directors and their related interests are loan customers of the Corporation's affiliates. The Securities and Exchange Commission (SEC) has determined with respect to the Corporation and significant subsidiaries (as defined by the SEC) disclosure of borrowings by directors and executive officers and certain of their related interests should be made, if the loans are greater than 5% of stockholders' equity, in the aggregate. These loans in aggregate were not greater than 5% of stockholders' equity at December 31, 1996 or 1995.

NOTE 18 SUPPLEMENTAL DISCLOSURES FOR STATEMENT OF CASH FLOWS

$(THOUSANDS)                                                       1996            1995           1994
----------------------------------------------------------------------------------------------------------
Common stock issued in purchase acquisitions                    $   710,515     $     3,647    $    33,508
                                                                ===========     ===========    ===========
Transfer from loans to Other Real Estate Owned (OREO)           $    82,028     $    91,163    $    68,806
                                                                ===========     ===========    ===========
Securitized mortgage loans                                                      $ 1,426,766
                                                                                ===========
Reclassification of private placements from loans to
   securities                                                                   $   533,057
                                                                                ===========
Reclassification of held to maturity securities to available
   for sale at amortized cost (fair value $2,934,526)                           $ 2,883,654
                                                                                ===========
Net increase in securities trades not settled                   $  (140,382)    $   185,009    $   139,346
                                                                ===========     ===========    ===========
Loans issued to facilitate the sale of OREO properties          $     2,453     $     7,220    $    26,287
                                                                ===========     ===========    ===========
Additional Disclosures:
Interest paid                                                   $ 3,632,703     $ 3,256,137    $ 2,379,073
                                                                ===========     ===========    ===========
Income taxes paid                                               $   580,659     $   453,569    $   502,701
                                                                ===========     ===========    ===========
Dividends declared but not paid at year end                                                    $   123,925
                                                                                               ===========

NOTE 19 PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of the Corporation, prepared on a parent company unconsolidated basis, are presented as follows:

BALANCE SHEET
at December 31, 1996 and 1995

$(THOUSANDS)                                                        1996           1995
------------------------------------------------------------------------------------------
ASSETS:
         Investment in majority-owned affiliates:
                  Banking                                       $10,369,283    $ 8,622,077
                  Non-banking                                       549,820        483,615
         Advances due from affiliates:
                  Banking                                           125,000
                  Non-banking                                     2,254,062      1,689,104
         Other assets                                               591,560        489,825
                                                                -----------    -----------
                  Total assets                                  $13,889,725    $11,284,621
                                                                ===========    ===========
LIABILITIES:
         Commercial paper and other short-term borrowings       $ 1,616,294    $   560,360
         Notes payable to non-banking affiliates                     58,477         53,896
         Long-term borrowings                                     2,204,062      1,500,026
         Other liabilities                                          142,805        118,895
                                                                -----------    -----------
                  Total liabilities                               4,021,638      2,233,177
                                                                -----------    -----------
                  Total stockholders' equity                      9,868,087      9,051,444
                                                                -----------    -----------
                  Total liabilities and stockholders' equity    $13,889,725    $11,284,621
                                                                ===========    ===========

STATEMENT OF INCOME
for the three years ended December 31,
$(thousands, except per share amounts)

$(THOUSANDS)                                                     1996         1995         1994
--------------------------------------------------------------------------------------------------
INCOME:
 Dividends from affiliates
  Banking                                                     $1,108,122   $1,129,400   $  614,617
  Non-banking                                                     65,050            0       12,086
 Management and other fees from affiliates                       180,733      116,623      118,577
 Interest                                                        137,569      128,323      100,572
 Other                                                             5,518        8,917       28,285
                                                              ----------   ----------   ----------
    Total income                                               1,496,992    1,383,263      874,137
                                                              ----------   ----------   ----------
EXPENSE:
 Interest                                                        207,686      183,452      129,302
 Other                                                           396,029      214,727      189,145
                                                              ----------   ----------   ----------
    Total expense                                                603,715      398,179      318,447
                                                              ----------   ----------   ----------
Income before income taxes and equity in undistributed
   earnings of consolidated affiliates                           893,277      985,084      555,690
Income tax benefit                                               132,550       55,022       31,629
                                                              ----------   ----------   ----------
Income before equity in undistributed earnings of
   consolidated affiliates                                     1,025,827    1,040,106      587,319
Equity in undistributed earnings of consolidated affiliates      647,018      405,105      600,749
                                                              ----------   ----------   ----------
    NET INCOME                                                $1,672,845   $1,445,211   $1,188,068
                                                              ==========   ==========   ==========
NET INCOME PER COMMON SHARE                                   $     2.78   $     2.43   $     1.99
                                                              ==========   ==========   ==========
Weighted average shares outstanding (000)                        594,853      587,789      589,316
                                                              ==========   ==========   ==========

STATEMENT OF CASH FLOWS
for the three years ended December 31,

$(THOUSANDS)                                                        1996           1995            1994
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                     $ 1,672,845     $ 1,445,211     $ 1,188,068
   Adjustments:
       Equity in undistributed earnings of consolidated
         affiliates                                                (647,018)       (405,105)       (600,749)
    Noncash dividends received                                      (62,645)        (54,649)        (10,160)
    Other                                                           (48,108)        (23,355)        (61,167)
                                                                -----------     -----------     -----------
         Net cash provided by operating activities                  915,074         962,102         515,992
                                                                -----------     -----------     -----------
Cash flows provided by (used in) investing activities:
 Net (increase) decrease in short-term investments                  (11,941)        464,320        (203,404)
 Net (increase) decrease in loans                                  (672,743)       (498,366)        768,948
 Net increase in investment in majority-owned affiliates           (406,838)          3,718        (205,654)
 All other investing activities, net                                (71,539)        (82,747)         14,882
                                                                -----------     -----------     -----------
         Net cash provided by (used in) investing activities     (1,163,061)       (113,075)        374,772
                                                                -----------     -----------     -----------
Cash flows provided by (used in ) financing activities:
 Net (decrease) increase in commercial paper                      1,055,934        (623,432)        151,722
 Net increase (decrease) in short term borrowings                     9,105          52,545        (437,681)
 Proceeds from the issuance of long-term borrowings                 695,955         590,179               0
 Cash dividends paid                                               (634,990)       (572,121)       (518,186)
 Purchase of treasury shares                                     (1,003,075)       (324,321)       (336,453)
 Exercise of stock options, net of shares purchased                  16,775           6,476          (3,680)
 All other financing activities, net                                126,091          37,031         261,333
                                                                -----------     -----------     -----------
         Net cash provided by (used in) financing activities        265,795        (833,643)       (882,945)
                                                                -----------     -----------     -----------
         Increase in cash and cash equivalents                       17,808          15,384           7,819
 Cash and cash equivalents at January 1,                             25,350           9,966           2,147
                                                                -----------     -----------     -----------
 CASH AND CASH EQUIVALENTS AT DECEMBER 31,                      $    43,158     $    25,350     $     9,966
                                                                ===========     ===========     ===========

                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and the Board of Directors
BANC ONE CORPORATION

We have audited the accompanying supplemental consolidated balance sheets of BANC ONE CORPORATION and Subsidiaries as of December 31, 1996 and 1995, and the related supplemental statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental financial statements give retroactive effect to the merger of BANC ONE CORPORATION and First USA, Inc. on June 27, 1997, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of BANC ONE CORPORATION and Subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of BANC ONE CORPORATION and Subsidiaries at December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


COOPERS & LYBRAND L.L.P.




Columbus, Ohio
August 28, 1997